Exhibit 10.1

EXECUTION VERSION

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]

LICENSE AGREEMENT

by and between

INSPIRE PHARMACEUTICALS, INC.

and

INSITE VISION INCORPORATED

Dated as of February 15, 2007

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 LICENSES AND EXCLUSIVITY		12
2.1	Licenses	12
2.2	Sublicenses	13
2.3	InSite Trademarks and Domain Names	14
2.4	Use of Affiliates and Third Party Contractors	15
2.5	Reserved Interests	15
2.6	No Implied Grants	15
2.7	Registration of License	15
2.8	Supply of API	15
2.9	Supply of Finished Product	16
2.10	Option for Option Product License	16
2.11	Inspire Blocking Patent Rights	17
ARTICLE 3 DEVELOPMENT AND COMMERCIALIZATION		17
3.1	Data and Materials Transfer and Right of Reference	17
3.2	Current Product Development	18
3.3	Regulatory Matters; InSite Assistance.	19
3.4	Commercialization	21
3.5	Reports	22
3.6	Adverse Event Reporting	22
3.7	Coordination Committee	23
3.8	Future Development	24
ARTICLE 4 INITIAL PAYMENT AND MILESTONE PAYMENT		25
4.1	Initial Payment	25
4.2	Milestone Payment upon Regulatory Approval	25
4.3	Payment	25
ARTICLE 5 ROYALTIES		26
5.1	Royalty Rates	26
5.2	Royalty Term	26
5.3	Minimum Royalty.	26
5.4	Reports and Payments	28
5.5	Taxes and Withholding	29
5.6	Currency Exchange; Manner and Place of Payment	29
5.7	Maintenance of Records; Audit	29
5.8	Reductions	30
ARTICLE 6 TRADEMARKS		33
6.1	Registrations	33
6.2	Inspire Trademarks	33
ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS		33
7.1	Mutual Representations and Warranties	33
7.2	Additional InSite Representations and Warranties	34
7.3	Additional Inspire Representations and Warranties	38
7.4	No Implied Warranties	38
7.5	Certain Additional Covenants.	38

-i-

(continued)

ARTICLE 8 CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS		41
8.1	Confidentiality	41
8.2	Authorized Disclosure	41
8.3	Scientific Publications	41
8.4	Disclosure of Agreement	42
8.5	Unauthorized Use	43
8.6	Return of Confidential Information	43
ARTICLE 9 INDEMNIFICATION		43
9.1	Inspire	43
9.2	InSite	43
9.3	Indemnification Procedures	43
9.4	Insurance Proceeds	45
9.5	Insurance	45
ARTICLE 10 TERM AND TERMINATION		45
10.1	Term	45
10.2	Voluntary Termination by Inspire	45
10.3	Material Breach	46
10.4	Bankruptcy or Insolvency	46
10.5	Continuing Rights of Sublicensees	46
10.6	Effect of Expiration or Termination of Agreement.	47
10.7	Effect of Partial Termination of Agreement.	48
10.8	Inspire Remedy for Uncured Breach	48
10.9	Rights in Bankruptcy	49
ARTICLE 11 INTELLECTUAL PROPERTY		49
11.1	Prosecution of InSite Licensed Patents	49
11.2	Right to Consult	49
11.3	Abandonment of Prosecution by InSite	50
11.4	Patent Term Extensions	50
11.5	Third Party Infringement	50
11.6	Infringement of Third Party Rights	52
ARTICLE 12 MISCELLANEOUS		53
12.1	Consideration	53
12.2	Assignment	53
12.3	Further Actions	53
12.4	Notices	53
12.5	Amendment	54
12.6	Waiver	54
12.7	Counterparts; Facsimile Signatures	54
12.8	Descriptive Headings	55
12.9	Governing Law; Dispute Resolution	55
12.10	Severability	55
12.11	Entire Agreement of the Parties	55
12.12	Independent Parties	55
12.13	Accrued Rights; Surviving Obligations	55

-ii-

(continued)

12.14	Certain Remedies	56
12.15	Expenses	56
12.16	No Third Party Beneficiaries	56
12.17	No Strict Construction	56

-iii-

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of February 15, 2007 (the “Effective Date”), is made by and between Inspire Pharmaceuticals, Inc., a Delaware corporation having its principal office at 4222 Emperor Blvd., Suite 200, Durham, NC 27703 (“Inspire”), and InSite Vision Incorporated, a Delaware corporation having its principal office at 965 Atlantic Ave., Alameda, CA 94501 (“InSite”). Inspire and InSite are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, InSite is engaged in the research, development and commercialization of proprietary pharmaceutical products for the treatment of ophthalmic indications and owns certain patents, know-how and regulatory filings relating to certain products;

WHEREAS, Inspire is engaged in the research, development and commercialization of proprietary pharmaceutical products for the treatment of ophthalmic indications; and

WHEREAS, Inspire desires to obtain from InSite, and InSite desires to grant to Inspire, the exclusive rights in the Territory to certain patents, know-how and regulatory filings for the commercialization of Subject Products (each as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, Inspire and InSite, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1 “2006 Senior Notes” has the meaning set forth in Section 7.1(e).

1.2 “Acceptable Label” means, for a Subject Product in the United States, FDA-approved labeling for the treatment of bacterial conjunctivitis, where such label: (a) indicates dosing of such Subject Product of not more than two (2) times daily for seven (7) days, (b) permits expiration dating of such Subject Product of no less than eighteen (18) months, and (c) has a comparable side effect profile to ocular antibiotics being marketed as of the Effective Date.

1.3 “Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.4 “AzaSite Patent Rights” means, collectively, (a) (i) all Patent Rights related to any Subject Product or its manufacture or use that are Controlled by InSite or an Affiliate of InSite as of the Effective Date, including without limitation all patents and patent applications listed as “AzaSite Patent Rights” in Schedule 1, as may be amended by the Parties from time to time, and (ii) all Patent Rights with priority based on such patents or patent applications or on any application on which the priority of such patents or patent applications is based, (b) all Patent Rights, other than those set forth in the foregoing clause (a), that are Controlled by InSite or an Affiliate of InSite as of the Effective Date or at any time thereafter during the Term and are necessary to make, have made, use, sell, offer for sale or import any Subject Product in the Field in the Territory, and (c) all Patent Rights related to any InSite Developments that are Controlled by InSite or an Affiliate of InSite. Notwithstanding the foregoing, the term “AzaSite Patent Rights” shall not include the Container Patent Rights, the DuraSite Patent Rights, the Columbia Patent Rights or the Pfizer Patent Rights.

1.5 “AzaSite Trademark” means the trademark AzaSite™.

1.6 “Breach Notice” has the meaning set forth in Section 10.3.

1.7 “Breaching Party” has the meaning set forth in Section 10.3.

1.8 “Business Day” means any day, except Saturday and Sunday, on which commercial banking institutions in New York are open for business. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.9 “Cardinal” means Cardinal Health PTS, LLC.

1.10 “Cardinal Agreement” means the Manufacturing Services Agreement entered into by InSite and Cardinal on September 12, 2005.

1.11 “Columbia” means Columbia Laboratories, Inc.

1.12 “Columbia Agreement” means the letter agreement entered into by and between InSite and Columbia on February 27, 1992.

1.13 “Columbia Patent Rights” means all Patent Rights licensed to InSite under the Columbia Agreement related to any Subject Product or its manufacture or use, including without limitation all patents listed as “Columbia Patent Rights” in Schedule 1, in each case to the extent Controlled by InSite or an Affiliate of InSite as of the Effective Date and any time thereafter during the Term.

1.14 “Commercially Reasonable Efforts” means, with respect to the efforts of a particular Party to complete specific tasks or obligations under this Agreement, the efforts and resources that would be used, consistent with prevailing pharmaceutical industry standards, by a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential, taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the marketplace or under development, the profitability of the product including the royalties payable to Third Party licensors, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and other relevant factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis for a particular product or potential product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the product or potential product and the market involved.

1.15 “Confidential Information” of a Party means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement (including information generated by or on behalf of such Party pursuant to this Agreement and disclosed to the other Party), which may include without limitation information relating to the Disclosing Party’s existing or proposed research, development efforts, sales and supply forecasts, financial projections, other sales and marketing information, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information of each Party, except to the extent disclosed pursuant to Section 8.4 herein. Notwithstanding the foregoing sentences, the term “Confidential Information” shall not include any information or materials that the Receiving Party can demonstrate:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of its confidentiality obligations under this Agreement;

(d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or

(f)	is approved for release by the Disclosing Party in writing.

1.16 “Container Patent Rights means, collectively, (a) (i) all patents and patent applications listed as “Container Patent Rights” in Schedule 1, as may be amended by the Parties from time to time, and (ii) all Patent Rights with priority based on such patents or patent applications or on any application on which the priority of such patents or patent applications is based, and (b) all Patent Rights, other than those set forth in the foregoing clause (a), that are Controlled by InSite or an Affiliate of InSite as of the Effective Date or at any time thereafter during the Term and are necessary to make, have made, use, sell, offer for sale or import any Subject Product in the Field in the Territory.

1.17 “Control,” “Controls,” or “Controlled” means, with respect to specific materials, Know-How or Patent Rights, that the applicable Party owns or has a license under such materials, Know-How or Patent Rights and has the ability to grant to the other Party licenses or sublicenses thereto as contemplated under this Agreement without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.18	“Coordination Committee” has the meaning set forth in Section 3.7.

1.19	“Course of Action” has the meaning set forth in Section 11.6(a).

1.20	“Current Indication” means bacterial conjunctivitis.

1.21 “Current Product” means the Subject Product with the composition and formulation described in the IND with the number 62,873 or NDA with the number 50-810, as each may be amended, for the Current Indication.

1.22	“[***] Agreement” means the letter agreement entered into by InSite and [***].

1.23	“Disclosing Party” has the meaning set forth in Section 1.15.

1.24 “Domain Names” means the internet domain names set forth in Schedule 1.24, such domain names being owned and registered by InSite.

1.25 “Drug Master File” means a Drug Master File, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. § 314.420 as amended, and the regulations promulgated thereunder (or the equivalent thereto as specified in any succeeding legislation), or any foreign equivalent thereto, with respect to the manufacture of any Subject Product or an Inspire Licensed Product.

1.26 “DuraSite Patent Rights” means, collectively, (a) (i) all patents and patent applications listed as “DuraSite Patent Rights” in Schedule 1, as may be amended by the Parties from time to time, and (ii) all Patent Rights with priority based on such patents or patent applications or on any application on which the priority of such patents or patent applications is based, and (b) all Patent Rights, other than those set forth in the foregoing clause (a), that are Controlled by InSite or an Affiliate of InSite as of the Effective Date or at any time thereafter during the Term and are necessary to make, have made, use, sell, offer for sale or import any Subject Product in the Field in the Territory.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.27 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.28 “Field” means the treatment, prevention or palliation of any human ocular or ophthalmic disease or condition.

1.29 “First Commercial Sale” means, with regard to a particular Inspire Licensed Product in a country in the Territory, the first commercial sale by Inspire or its Affiliate or sublicensee of such Inspire Licensed Product to a Third Party for end use or consumption in such country after Inspire’s (or its Affiliate’s or sublicensee’s) receipt of Regulatory Approval for such Inspire Licensed Product in such country. Use of Inspire Licensed Products for promotional, sampling or compassionate use purposes that are customary in the prevailing pharmaceutical industry shall not be considered a commercial sale hereunder.

1.30 “Future Development” means any and all Know-How, developments, inventions or discoveries in the Field conceived, reduced to practice, made or developed by or on behalf of InSite or any of its Affiliates (whether or not patentable) during the Term, and any Patent Rights related thereto not otherwise licensed to Inspire under Section 2.1 of this Agreement, in each case that are: (i) Controlled by InSite or its Affiliate, (ii) used by or on behalf of InSite or its Affiliate in the context of a phase I clinical trial, and (iii) necessary or useful to develop, manufacture or commercialize any Subject Product in the Field in the Territory. Notwithstanding the foregoing, the term “Future Development” shall not include any InSite Developments or the Option Product.

1.31 “Future Development Option Notice” has the meaning set forth in Section 3.8.

1.32 “Future Development Option Term” has the meaning set forth in Section 3.8.

1.33 “GAAP” means United States generally accepted accounting principles as interpreted and accepted by the Financial Accounting Standards Board and the Securities and Exchange Commission.

1.34 “Generic Competition” means that one or more Third Parties are marketing, for use in human beings, a Generic Equivalent in a country within the Territory.

1.35 “Generic Equivalent” means a [***].

1.36 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. § 312.3 as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation.

1.37 “Indemnitee” has the meaning set forth in Section 9.3(a).

1.38 “Indemnitor” has the meaning set forth in Section 9.3(a).

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.39	“Independent Sublicensee” has the meaning set forth in Section 10.5.

1.40	“Infringement Notice” has the meaning set forth in Section 11.5(a).

1.41	“Initial Payment” has the meaning set forth in Section 4.1.

1.42	“Initial Royalty Period” has the meaning set forth in Section 5.1(a).

1.43 “InSite Developments” means any and all Know-How, developments, inventions or discoveries conceived, reduced to practice, made or developed by or on behalf of InSite or any of its Affiliates (whether or not patentable) at any time from the Effective Date up to and including the Transfer Date, and any Patent Rights related thereto, in each case that are Controlled by InSite or its Affiliate and are necessary or useful to develop, manufacture or commercialize any Subject Product for the Current Indication in the Field in the Territory.

1.44 “InSite Formulation Know-How” means the formulation of polycarbophil, sodium chloride EDTA, disodium and sterile water for irrigation, and any Know-How specifically related thereto, in each case Controlled by InSite or its Affiliate as of the Effective Date.

1.45	“InSite Indemnitees” has the meaning set forth in Section 9.1.

1.46 “InSite Intellectual Property” means, collectively, the InSite Owned Patents, the InSite Know-How, the InSite Formulation Know-How, the InSite Trademarks and the Domain Names.

1.47 “InSite Know-How” means, collectively, (a) all Know-How related to any Subject Product that is Controlled by InSite or any of its Affiliates as of the Effective Date, and (b) all Know-How related to any InSite Developments that is Controlled by InSite or any of its Affiliates at any time from the Effective Date up to and including the Transfer Date. Notwithstanding the foregoing, the term “InSite Know-How” shall not include the InSite Formulation Know-How.

1.48	“InSite License Fee” has the meaning set forth in Section 4.1(b).

1.49 “InSite Licensed Patents” means, collectively, the DuraSite Patent Rights, the Columbia Patent Rights, the AzaSite Patent Rights, the Container Patent Rights and the Pfizer Patent Rights.

1.50 “InSite Owned Patents” means, collectively, the DuraSite Patent Rights, the AzaSite Patent Rights and the Container Patent Rights.

1.51 “InSite Trademarks” means the trademarks set forth in Schedule 1.24, such marks being owned and registered by InSite.

1.52 “Inspire Blocking Patent Rights” means all Patent Rights that are Controlled by Inspire or an Affiliate of Inspire at any time during the Term and are necessary to make, have made, use, sell, offer for sale or import Subject Products in the Field outside the Territory.

1.53	“Inspire Indemnitees” has the meaning set forth in Section 9.2.

1.54 “Inspire Improvement” has the meaning set forth in Section 3.8(a).

1.55 “Inspire Licensed Product” means any Subject Product of Inspire or its Affiliate or sublicensee (a) whose manufacture, use, sale, distribution or importation by Inspire would, absent the licenses granted by InSite to Inspire herein, infringe any Valid Claim included in the InSite Licensed Patents, determined on a country-by-country basis, and/or (b) materially uses or incorporates the InSite Know-How or the InSite Formulation Know-How.

1.56 “Inspire Royalties” has the meaning set forth in Section 5.1.

1.57 “Inspire Royalty Term” has the meaning set forth in Section 5.2.

1.58 “Inspire Trademarks” has the meaning set forth in Section 6.2.

1.59 “IP Communication” has the meaning set forth in Section 7.5(h).

1.60 “Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, whether or not patentable, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data (other than such Know-How which is or becomes the subject of a Patent Right).

1.61 “Knowledge” means, with respect to a particular fact or matter, the applicable Party or its Affiliate is actually aware of that fact or matter as of the Effective Date following a reasonable internal review and discussion with such Party’s or Affiliate’s officers and employees who could reasonably be expected to be aware of such fact or matter.

1.62 “Lien” means (a) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from a lease, license, mortgage, charge, pledge, hypothecation, security agreement, conditional sale, trust receipt or deposit in trust, or arising from a consignment of bailment given for security purposes (other than a trust receipt or deposit given in the ordinary course of business which does not secure any obligation for borrowed money), (b) any encumbrance upon such property which does not secure such an obligation, (c) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants and licenses, and (d) any other claim, charge or commitment. For the avoidance of doubt, “Lien” shall not include any of the Material Agreements or any other license under the InSite Intellectual Property, or other agreements not related to the Subject Products or the InSite Intellectual Property, that InSite enters into in its ordinary course of business after the Effective Date.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.63	“Losses” has the meaning set forth in Section 9.1.

1.64 “Material Agreements” means, collectively, the Pfizer Agreement, the Columbia Agreement, the Cardinal Agreement and the [***] Agreement.

1.65	“Milestone Payment” has the meaning set forth in Section 4.2.

1.66	“Minimum Royalty” has the meaning set forth in Section 5.3.

1.67 “Minimum Royalty Date” means the first Quarter Start Date that is at least one year (365 days) after the date of the First Commercial Sale of an Inspire Licensed Product in the United States.

1.68 “Minimum Royalty Period” means the one-year period commencing on the Minimum Royalty Date or any yearly anniversary thereof, as applicable.

1.69 “NDA” means a New Drug Application pursuant to 21 U.S.C. § 505(b)(1) or § 505(b)(2) submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of a Subject Product.

1.70 “Net Sales” means the gross amounts invoiced by Inspire, any of its Affiliates or any of its sublicensees for sales of Inspire Licensed Products to Third Parties, less the total of the following deductions to the extent customary in the prevailing pharmaceutical industry and actually allowed or incurred in connection with such sales:

(a) trade, cash and quantity discounts;

(b) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price;

(c) freight, handling, insurance and other transportation or distribution charges and fees to the extent included in the invoice price;

(d) amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, allowances, adjustments, retroactive price reductions, refunds or billing errors;

(e) payments and rebates related to the sale of such Inspire Licensed Products accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or governmental regulations;

(f) any amounts actually written off or specifically identified as uncollectible, in accordance with GAAP consistently applied; and

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) any other similar and customary deductions taken in accordance with GAAP consistently applied.

Use of Inspire Licensed Products for promotional, sampling or compassionate use purposes shall not be considered in determining Net Sales. In the case of any sale of an Inspire Licensed Product between Inspire and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

1.71	“New Indication” means any indication for any Subject Product other than for bacterial conjunctivitis.

1.72	“Non-Breaching Party” has the meaning set forth in Section 10.3.

1.73	“Option Notice” has the meaning set forth in Section 2.10.

1.74 “Option Product” means the topical anti-infective product for human ophthalmic indications, as formulated with the InSite Formulation Know-How and described in the IND with the number 76,074, as such IND may be amended, containing only the following active ingredients in addition to other ingredients as described in such IND: (a) the chemical compound known as azithromycin or any salts, esters or hydrates thereof, and (b) the chemical compound known as dexamethasone or any salts, esters or hydrates thereof.

1.75 “Option Product Phase I Clinical Trial” means a clinical trial, having the study number C-06-502-001, to determine the safety of the Option Product (as formulated with the InSite Formulation Know-How and described in the IND with the number 76,074, as such IND may be amended) in humans, as more fully described in 21 C.F.R. § 312.21(a).

1.76 “Option Term” has the meaning set forth in Section 2.10.

1.77 “Patent Rights” means the rights and interests in and to all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the Territory.

1.78 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.79 “Pfizer” means Pfizer Inc.

1.80 “Pfizer Agreement” means the Exclusive License Agreement entered into by InSite and Pfizer on February 15, 2007, relating to the Pfizer Patent Rights, as in effect from time to time.

1.81 “Pfizer Patent Rights” means all Patent Rights licensed to InSite under the Pfizer Agreement related to any Subject Product or its manufacture or use, including without limitation all patents and patent applications listed as “Pfizer Patent Rights” in Schedule 1, in each case to the extent Controlled by InSite or an Affiliate of InSite as of the Effective Date and any time thereafter during the Term.

1.82 “Prosecution” or “Prosecute” means the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar third party proceedings before the relevant patent office) of any patent applications or patents.

1.83	“PTO” means the United States Patent and Trademark Office.

1.84	“Publishing Party” has the meaning set forth in Section 8.3.

1.85	“Quarter Start Date” means January 1, April 1, July 1, and October 1 of any applicable year.

1.86	“Receiving Party” has the meaning set forth in Section 1.15.

1.87	“Redemption Amount” has the meaning set forth in Section 4.1(a).

1.88 “Regulatory Approval” means the issuance by the applicable Regulatory Authority of an action letter indicating that an NDA or foreign equivalent, as applicable, is approved. For avoidance of doubt, Regulatory Approval does not mean that the Regulatory Authority issues an action letter indicating that an NDA or foreign equivalent is approvable.

1.89 “Regulatory Authority” means any national (e.g., the FDA), state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity involved in or responsible for regulation of medicinal products intended for human use in any country.

1.90 “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including, without limitation, approvals of NDAs or foreign equivalents, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Subject Product in the Field in a regulatory jurisdiction in the Territory, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA or foreign equivalent, including the IND, NDA and supplemental new drug applications (sNDAs), or foreign equivalents in the Territory.

1.91 “Reserved Interests” has the meaning set forth in Section 2.5.

1.92 “Reviewing Party” has the meaning set forth in Section 8.3.

1.93 “[***]” means [***].

1.94 “[***] Agreement” means the Commercial Supply/Purchase Agreement entered into by InSite and [***] on April 1, 2005.

1.95 “Scientific Publication” has the meaning set forth in Section 8.3.

1.96 “SEC” has the meaning set forth in Section 8.2.

1.97 “Security Agreement” has the meaning set forth in Section 7.1(e).

1.98 “Senior Secured Notes” has the meaning set forth in Section 7.1(e).

1.99 “Serious Adverse Drug Experience” means any of an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80 or relevant foreign regulation within the Territory.

1.100 “Subject Product” means any topical anti-infective product for human ocular or ophthalmic indications, in any dosage strength or size, for any mode of ocular or ophthalmic administration, containing as the sole active ingredient the chemical compound known as azithromycin or any salts, esters or hydrates thereof.

1.101 “Term” has the meaning set forth in Section 10.1.

1.102 “Territory” means the United States and Canada and their respective territories and possessions.

1.103 “Third Party(ies)” means any Person other than InSite, Inspire and their respective Affiliates.

1.104 “Third Party Claim” has the meaning set forth in Section 9.1.

1.105 “Third Party Manufacturers” means Third Parties who have been engaged by InSite to perform services or supply facilities or goods (including, without limitation, any Subject Product) in connection with the manufacture, testing or packaging of any Subject Product by InSite.

1.106 “Title 11” has the meaning set forth in Section 10.9.

1.107 “Transfer Date” has the meaning set forth in Section 3.3(a).

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.108 “Valid Claim” means a claim of an issued and unexpired patent, or a claim of a pending patent application, within the InSite Licensed Patents, which claim has not been held invalid, unpatentable or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be further taken, and has not been held or admitted to be invalid, unpatentable or unenforceable through abandonment, re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the manufacture, sale or importation of an Inspire Licensed Product; provided, however, that if a claim of a pending patent application shall not have issued within three (3) years after the filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue in a patent.

1.109 “Wind-Down Period” has the meaning set forth in Section 10.6(c).

1.110 “Withholding Taxes” has the meaning set forth in Section 5.5.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 Licenses.

(a) Subject to the terms and conditions of this Agreement, InSite hereby grants to Inspire a royalty-bearing, exclusive (even as to InSite and its Affiliates, except as provided in Section 2.1(d)) right and license, with the right to grant sublicenses, under the AzaSite Patent Rights and the InSite Know-How: (i) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Territory, and (ii) to develop, have developed, make, have made, use and have used Subject Products anywhere in the world for the purpose of marketing, commercialization or sale of Subject Products in the Field in the Territory.

(b) Subject to the terms and conditions of this Agreement, InSite hereby grants to Inspire a royalty-bearing, non-exclusive right and license, with the right to grant sublicenses, under the DuraSite Patent Rights, the Container Patent Rights, the Columbia Patent Rights and the InSite Formulation Know-How: (i) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Territory, and (ii) to develop, have developed, make, have made, use and have used Subject Products anywhere in the world for the purpose of marketing, commercialization or sale of Subject Products in the Field in the Territory. Notwithstanding the non-exclusive nature of the foregoing grant (but subject to Section 2.1(d)), InSite hereby expressly covenants that it shall not, and shall cause its Affiliates and licensees not to, directly or indirectly: (x) practice the DuraSite Patent Rights, the Container Patent Rights or the Columbia Patent Rights or use the InSite Formulation Know-How (1) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import or have imported any Subject Products in the Field in the Territory, or (2) to develop, have developed, make, have made, use or have used any Subject Products anywhere in the world for the purpose of marketing, commercialization or sale of any Subject Products in the Field in the Territory; or (y) grant to any Third Party any right or license under the DuraSite Patent Rights, the Container Patent Rights, the Columbia Patent Rights or the InSite Formulation Know-How to conduct any of the activities set forth in the foregoing clause (x).

(c) Subject to the terms and conditions of this Agreement, InSite hereby grants to Inspire a royalty-bearing, exclusive (even as to InSite and its Affiliates, except as provided in Section 2.1(d)) right and sublicense, with the right to grant further sublicenses, under the Pfizer Patent Rights, in each case to the extent not greater than the rights and licenses granted to InSite under the Pfizer Agreement: (i) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in the Territory, and (ii) to develop, have developed, make, have made, use and have used Subject Products anywhere in the world for the purpose of marketing, commercialization or sale of Subject Products in the Field in the Territory.

(d) For the avoidance of doubt, (i) the licenses and rights granted to Inspire under this Agreement shall not include a right to offer for sale, sell or have sold Subject Products, and Inspire expressly covenants that it shall not sell any Subject Products, in the Territory in circumstances in which Inspire knows or reasonably should know such Subject Products will be distributed or sold outside the Territory, (ii) InSite shall retain the rights under the InSite Intellectual Property and Pfizer Patent Rights to develop, have developed, make, have made, use and have used Subject Products in the Field in the Territory solely for the purposes of distribution, sale or other commercial pursuit of Subject Products outside the Territory, (iii) InSite shall be permitted to carry out and perform its tasks and responsibilities under this Agreement, (iv) InSite shall retain the exclusive rights to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products outside the Field and/or outside the Territory, and (v) InSite retains all rights to pursue any of its Reserved Interests.

(e) With respect to each Subject Product, on a country-by-country basis, upon the expiration of the Inspire Royalty Term applicable to such Subject Product in a specific country, the rights and licenses granted to Inspire under paragraphs (a), (b) and (c) above shall become fully paid up, royalty-free, perpetual and irrevocable with regards to such Subject Product in such country.

(f) To the extent required by and in conformance with any applicable laws, Inspire shall mark Inspire Licensed Products with the numbers of the applicable InSite Licensed Patents.

2.2 Sublicenses. All sublicenses granted hereunder must be in writing and must contain provisions that are not inconsistent with the terms and conditions of this Agreement.

2.3 InSite Trademarks and Domain Names.

(a) The Parties are entering into a trademark license agreement contemporaneously with this Agreement under which InSite is granting to Inspire rights and licenses to use the InSite Trademarks and the Domain Names in connection with the marketing, commercialization and sale of Subject Products in the Field in the Territory (the “Trademark License Agreement”).

(b) If Inspire and InSite enter into a definitive license agreement with respect to the Option Product pursuant to the terms of Section 2.10 (or otherwise mutually agree to enter into such an agreement despite Inspire’s failure to exercise its option under Section 2.10 or the Parties’ failure to come to an agreement within the time period for negotiation set forth therein), or if InSite makes any public announcement that it is no longer pursuing development of the Option Product, then:

(i) within ten (10) days after the execution of such agreement or the making of such announcement, as applicable, InSite shall assign to Inspire all of InSite’s right, title, and interest in and to the AzaSite Trademark in the Territory, including without limitation in the registration therefor, together with the good will of the business associated therewith and which is symbolized thereby, and shall execute the AzaSite Trademark Assignment Agreement attached hereto as Schedule 2.3(b) to give effect to such assignment in the United States and a comparable agreement to give effect to such assignment in Canada. InSite agrees promptly to execute and deliver such further and other documents and to perform such actions as may be necessary to give effect to the foregoing assignment. From and after the effective date of such assignment, the term “InSite Trademarks” shall not include the AzaSite Trademark for any purpose under this Agreement; and

(ii) effective upon the execution of such agreement or the making of such public announcement, as applicable, InSite hereby transfers and assigns to Inspire all of InSite’s right, title and interest in and to the Domain Names. InSite acknowledges and agrees that Inspire is not assuming any liabilities, obligations or indebtedness of InSite related to the Domain Names accrued by InSite prior to the effectiveness of such transfer, whether arising as a result of the transactions contemplated by this Agreement or otherwise related to InSite’s business in any manner, all of which will remain solely InSite’s responsibility. Inspire shall be solely responsible for any liabilities related to the use of the Domain Names accrued by Inspire. InSite agrees promptly to execute and deliver such further and other documents and to perform such actions as may be necessary to give effect to the foregoing assignment and transfer.

(c) In addition, if Inspire and InSite enter into a definitive license agreement with respect to the Option Product pursuant to the terms of Section 2.10 (or otherwise mutually agree to enter into such an agreement despite Inspire’s failure to exercise its option under Section 2.10 or the Parties’ failure to come to an agreement within the time period for negotiation set forth therein), then InSite shall assign to Inspire all of InSite’s right, title, and interest in and to the trademark AzaSite PlusTM in the Territory, including without limitation in the registration therefor, together with the good will of the business associated therewith and which is symbolized thereby. In such event, the Parties shall include the trademark AzaSite PlusTM as a trademark assigned under the AzaSite Trademark Assignment Agreement (for the United States) and the comparable assignment agreement (for Canada) that are executed pursuant to paragraph (b) above in order to give effect to such assignment.

2.4 Use of Affiliates and Third Party Contractors. The licenses granted under Section 2.1 include the right of Inspire to engage its Affiliates and Third Party contractors in exercising such rights and in carrying out its activities and obligations under this Agreement, provided that (i) all such agreements with Third Party contractors must be in writing and must contain provisions that are not inconsistent with the terms and conditions of this Agreement and (ii) Inspire remains responsible for the compliance with this Agreement by such Affiliates or Third Party contractors.

2.5 Reserved Interests. Notwithstanding anything to the contrary herein, Inspire acknowledges and agrees that this Agreement shall not restrict or limit InSite or its Affiliates, at any time, with respect to (i) any activity, licensing or otherwise, related to any product other than the Subject Products (other than the Option Product as provided under Section 2.10 or any Future Development as provided in Section 3.8); or (ii) any activity, licensing or otherwise, related to the Option Product other than as expressly provided under Section 2.10 or related to any Future Development other than as expressly provided under Section 3.8. Inspire also acknowledges and agrees that any such activities described in clauses (i) and (ii) above, as well as all rights and interests not expressly granted to Inspire are reserved by InSite (the “Reserved Interests”).

2.6 No Implied Grants. Except as expressly licensed hereunder, neither Party grants any rights to the other Party under this Agreement, by implication or estoppel, under any of its intellectual property rights.

2.7 Registration of License. Notwithstanding anything to the contrary in Article 8, Inspire, at its expense, may register the licenses granted under this Agreement in any country of the Territory. Upon request by Inspire, InSite agrees promptly to execute any “short form” licenses consistent with the terms and conditions of this Agreement submitted to it by Inspire reasonably necessary to effect the foregoing registration in such country.

2.8 Supply of API. The Parties are entering into a supply agreement contemporaneously with this Agreement under which InSite will supply bulk azithromycin [***] (as API), obtained from [***] under the [***] Agreement, to Inspire for Inspire’s use in manufacturing and commercializing Subject Products in final form.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.9 Supply of Finished Product. Upon Inspire’s election within ninety (90) days after Regulatory Approval of the Current Product in the United States, InSite promptly will modify the Cardinal Agreement so that the Cardinal Agreement would only be for the purpose of commercialization outside the Territory and assist Inspire in executing a new agreement with Cardinal with identical terms to the current Cardinal Agreement, except with respect to commercialization inside the Territory, in order to transition to Inspire all rights with respect to manufacture of Subject Products in finished form for commercialization inside the Territory. During the period commencing on the First Commercial Sale of any Subject Product in the United States and continuing until the first (1st) anniversary of such date, Inspire shall, at no cost to Inspire, be permitted to use, or have used for Inspire’s benefit, the equipment owned or controlled by InSite and used by Cardinal with respect to Subject Products in connection with the Cardinal Agreement. If, after the expiration of such one (1) year period, Inspire elects to continue to use or have used such equipment, Inspire shall be permitted to do so at a reasonable market rate that the Parties shall negotiate in good faith.

2.10 Option for Option Product License. During the period commencing on the Effective Date and continuing until the date that is the later of (a) [***], and (b) [***] days after the date on which InSite provides to Inspire data from the completed Option Product Phase I Clinical Trial [***] (the “Option Term”), Inspire will have the exclusive option, but not the obligation, to enter into a license agreement with InSite for the Option Product upon terms and conditions to be separately discussed and negotiated by the Parties. At the request of Inspire, InSite promptly shall afford Inspire a reasonable opportunity to review the scientific and clinical information relevant to the Option Product that are available to InSite (including during negotiations between the Parties as provided below). Inspire may exercise its option under this Section 2.10 by providing written notice (the “Option Notice”) to InSite on or before the expiration of the Option Term. If Inspire timely provides the Option Notice, the Parties shall negotiate in good faith and exclusively, using their respective best efforts, for a period of up to [***] days from the date of the Option Notice to enter into a definitive license agreement with respect to the Option Product prior to the expiration of such [***] day negotiating period; provided, however, that (x) if at the end of such [***] day negotiation period the Parties are actively negotiating the terms of such agreement, then such negotiation period may be extended, if mutually agreed to so extend by the Parties at such time, to a mutually acceptable time by the Parties in writing, and (y) if at the end of such [***] day negotiation period the FDA has not yet granted Regulatory Approval of the Current Product, then such negotiation period shall be extended until [***] days after the date on which the FDA grants such Regulatory Approval. If Inspire does not exercise its option under this Section 2.10 on or before the expiration of the Option Term, or if the Parties cannot come to an agreement despite such efforts after such [***] day period (or any extension thereof in accordance with this provision), then InSite shall be free to pursue any and all other opportunities with respect to the Option Product with no further obligations to Inspire. InSite represents, warrants and covenants that neither it nor its Affiliates have granted prior to the Effective Date, nor will grant during the Term, to any Third Party any license, option, first refusal, or other right or interest in or to any Patent Rights, Know-How, trademarks or internet domain names related to the Option Product that is inconsistent with this Agreement, including without limitation this Section 2.10.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.11 Inspire Blocking Patent Rights. If and when Inspire first files or Controls any Inspire Blocking Patent Rights outside the Territory, Inspire shall notify InSite within a reasonable time after such filing. Upon InSite’s election in writing within [***] days of such notice, the Parties shall negotiate in good faith for a period of up to [***] days from the date of such election to determine a commercially reasonable royalty rate to apply to InSite’s practice under any Inspire Blocking Patent Rights in the Field outside the Territory, together with such other terms as are reasonable and customary to effectuate the license granted below, including without limitation reporting and payment obligations and audit rights (collectively, the “Additional Terms”). Effective upon the Parties’ agreement in writing to the Additional Terms: (i) the Additional Terms shall be incorporated by reference into this Agreement as if set forth in full herein, and (ii) subject to the Additional Terms and the terms and conditions of this Agreement, Inspire hereby grants to InSite a royalty-bearing, non-exclusive right and license, without any right to grant sublicenses, under the Inspire Blocking Patent Rights to make, have made, use, sell, offer to sell and import Subject Products in the Field outside the Territory. Notwithstanding anything to the contrary in this Agreement, InSite acknowledges and agrees that this Section 2.11 shall not affect, restrict or limit: (i) any right of Inspire or its Affiliates or sublicensees under this Agreement with respect to any Subject Products, including without limitation the rights and licenses granted to Inspire in Section 2.1, or (ii) any obligation of or restriction upon InSite or its Affiliates under this Agreement with respect to Subject Products, including without limitation the exclusive nature of the grants in Section 2.1.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Data and Materials Transfer and Right of Reference.

(a) In furtherance of the licenses granted by InSite to Inspire under this Agreement and the activities contemplated by this Article 3, InSite shall, or shall cause its Affiliates or Third Party contractors to, transfer promptly (but in all events within thirty (30) days following the Effective Date) to Inspire (i) an instance of any physical embodiments, to the extent necessary or useful and available, of the InSite Know-How and the InSite Formulation Know-How, and (ii) a copy of the entire Regulatory Dossier for any Subject Products for the Territory in existence as of the Effective Date. Without limiting the foregoing, InSite shall provide to Inspire copies of all final audited study reports, prepared in accordance with applicable FDA guidelines, for all studies relating to the Current Product, including without limitation those listed on Schedule 3.1(a).

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) InSite shall make reasonably available to Inspire at no cost to Inspire during the period commencing on the Effective Date and continuing until the expiration of the twelve (12) month period following Regulatory Approval of the Current Product by the FDA, for up to [***] man hours, InSite’s key employees (including but not limited to key manufacturing and development personnel) for purposes of reasonable consulting with Inspire regarding the development, testing and manufacturing of the Current Product, and to enable Inspire to use the InSite Know-How and InSite Formulation Know-How in connection with the Current Product. Any support beyond such will be subject to InSite’s agreement at reasonable market rates.

(c) InSite, to the extent it has the right to do so, hereby grants to Inspire a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, to any and all regulatory filings, data and information relating to the Current Product, or to any other Subject Products developed, manufactured or commercialized by Inspire, in the Field in the Territory, including without limitation that related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control, including without limitation the data and information listed on Schedule 3.1(c), and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Inspire in order to effect such grant. In addition, InSite will use commercially reasonable efforts to obtain, on Inspire’s behalf, a writing from applicable Drug Master File holders for the Current Product granting Inspire the right to reference such Drug Master Files. In the event that InSite is not able to obtain any such writing, InSite promptly shall establish alternative arrangements reasonably acceptable to Inspire whereby Inspire’s access to supply of the Current Product in commercially reasonable amounts for launch and marketing thereof is not impaired by the lack of such writing. In addition, upon Inspire’s request, InSite shall provide reasonable assistance to Inspire in any efforts by Inspire to obtain a writing from applicable Drug Master File holders for any other Subjects Products developed, manufactured or commercialized by Inspire granting Inspire the right to reference such Drug Master Files.

3.2 Current Product Development. InSite will be responsible for, and will bear all costs and expenses associated with, obtaining Regulatory Approval for the Current Product in each country in the Territory. InSite will not be responsible for any other development or Regulatory Approval for any other product or indication except as otherwise agreed to under the terms of Section 3.8. Subject to and without limiting the foregoing, InSite shall, using its Commercially Reasonable Efforts:

(a) Progress NDA number 50-810 for the Current Product to Regulatory Approval of the Current Product by the FDA, including without limitation conducting all clinical trials required for the Current Product, as deemed necessary by the FDA in order to grant Regulatory Approval of the Current Product;

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Address any material concerns (i.e., without resolution of which, Regulatory Approval of the Current Product cannot be obtained) raised by the FDA with regard to the Current Product, whether in an action letter indicating that the NDA for the Current Product is approvable or otherwise;

(c) Prepare and file an application for Regulatory Approval in Canada for the Current Product and progress such application to Regulatory Approval of the Current Product by the applicable Regulatory Authority in Canada, including without limitation conducting all clinical trials required for the Current Product, as deemed necessary by such Regulatory Authority in order to grant Regulatory Approval of the Current Product in Canada;

(d) Address any material concerns (i.e., without resolution of which, Regulatory Approval of the Current Product cannot be obtained) raised by the applicable Regulatory Authority in Canada with regard to the Current Product;

(e) Prior to Regulatory Approval of the Current Product in each country in the Territory, keep Inspire fully and promptly informed of: (i) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval of any Subject Product in the Territory; and (ii) all regulatory actions, communications and meetings with any Regulatory Authority with respect to any Subject Product in the Territory; including in each case, without limitation, with respect to labeling matters. InSite shall collaborate in good faith with Inspire in connection with all of the foregoing, and Inspire shall be permitted to attend any meeting described in clause (ii) of the preceding sentence upon Inspire’s request; and

(f) Facilitate discussions between InSite’s Third Party Manufacturers and Inspire in order to assist Inspire in obtaining its requirements of pre-clinical, clinical and commercial supplies of the Current Product.

3.3 Regulatory Matters; InSite Assistance.

(a) Within twenty-five (25) days after Regulatory Approval of the Current Product in any country of the Territory, InSite shall:

(i) submit to the FDA or equivalent foreign Regulatory Authority to transfer to Inspire ownership of, and Inspire shall own in Inspire’s name, the entire Regulatory Dossier for the Current Product (and, to the extent in existence at the time of such transfer, any other Subject Products) in such country, including without limitation NDA number 50-810 and IND number 62,873 or any foreign equivalents thereto (as applicable) in the Territory, all at no additional charge to Inspire. InSite shall execute and deliver to the applicable Regulatory Authority such documents as are required to notify such Regulatory Authority of the transfer of such NDA and IND, or foreign equivalents thereto, to Inspire. In addition,

InSite promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as Inspire may reasonably request in order to give effect to or evidence the foregoing assignments. The date on which all such assignments have been given effect in both the United States and Canada shall be deemed the “Transfer Date” under this Agreement; and

(ii) use commercially reasonable efforts to obtain, on Inspire’s behalf, a writing from [***] granting Inspire the right to reference the Drug Master File held by [***] for the Current Product. In the event that InSite is not able to obtain such writing, InSite promptly shall establish alternative arrangements reasonably acceptable to Inspire whereby Inspire’s access to supply of the Current Product in commercially reasonable amounts for launch and marketing thereof is not impaired by the lack of such writing.

(b) InSite shall retain the right to use any and all information in the Regulatory Dossier assigned to Inspire as described above, and the right of reference to all such regulatory documents, solely for purposes relating to InSite’s exercise of rights retained by it under Section 2.1(d) or otherwise not granted to Inspire under this Agreement.

(c) From and after the transfer of the Regulatory Dossier in any country in the Territory as provided above in paragraph (a) above:

(i) Inspire shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the further development and commercialization of Subject Products in such country in the Field, including, without limitation: (A) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval of Subject Products in such country; and (B) all regulatory actions, communications and meetings with any Regulatory Authority with respect to Subject Products in such country. Upon the request of Inspire, InSite shall provide to Inspire on a timely basis such information in its possession relating to Subject Products as may be required for the foregoing regulatory activities, and otherwise provide reasonable assistance to Inspire, at Inspire’s expense, in complying with all regulatory obligations in such country relating to Subject Products, including without limitation, safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Inspire shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in such country with respect to Subject Products in the Field. Except as required by applicable law or as permitted under paragraph (b) above, InSite shall not communicate directly with any Regulatory Authority in such country relating to Subject Products in the Field without the prior written consent of Inspire. In furtherance thereof, InSite shall refer all Regulatory Authority communications relating to Subject Products in the Field in such country to Inspire.

(iii) InSite shall cooperate with Inspire, at Inspire’s expense, to provide all reasonable assistance and take all actions reasonably requested by Inspire that are necessary to comply with any law applicable to Subject Products, including, but not limited to, reporting of adverse drug experience reports (and Serious Adverse Drug Experiences) to Regulatory Authorities in such country.

(iv) Inspire shall make available to InSite on a reasonable basis any documents in the Regulatory Dossier, and amendments thereto, for the Subject Products in such country that InSite is required by applicable law to reference in connection with seeking Regulatory Approval of Subject Products outside the Territory, provided that InSite requests such access in writing and identifies such applicable law in such request. In addition, Inspire shall consider in good faith any other reasonable request by InSite for access to information in the Regulatory Dossier for the Subject Products in such country.

3.4 Commercialization.

(a) Except as otherwise set forth in this Agreement, Inspire shall be solely responsible for commercialization of Inspire Licensed Products in the Field in the Territory, including without limitation with respect to:

(i) sales and marketing;

(ii) advertising, marketing and promotional materials;

(iii) sales representatives and sales force matters;

(iv) distribution;

(v) regulatory compliance and communications and regulatory fees (e.g., adverse event reporting programs, establishment and product fees under the Prescription Drug User Fee Act), in each case to the extent such responsibilities or fees arise following Regulatory Approval of the Current Product and transfer of the Regulatory Dossier for the Current Product in the applicable country of the Territory as provided above in Section 3.3(a); and

(vi) product inquiries and complaints.

(b) Inspire shall use Commercially Reasonable Efforts to commercialize an Inspire Licensed Product in the Field in the Territory, promptly after (i) Regulatory Approval for such Inspire Licensed Product in the Territory has been obtained, (ii) such other approvals (including without limitation reimbursement approvals) as are necessary for the marketing of such Inspire Licensed Product in the Territory have been obtained, and (iii) the transitions as provided under Sections 2.9 (provided Inspire has made the election set forth therein) and 3.3(a) (as applicable) have been given effect (collectively, “Launch Approval”).

(c) Without limiting the foregoing, Inspire agrees that it shall effect a First Commercial Sale of the Current Product in the United States no later than [***] calendar days after Launch Approval for the Current Product is obtained in the United States; provided, however, that such obligation shall be suspended during any period in which [***].

(d) Inspire shall not include in promotional kits any Subject Products intended for sale without InSite’s consent, such consent not to be unreasonably withheld; provided, however, that the foregoing limitation shall not affect or restrict any sampling practices of Inspire.

3.5 Reports. Every twelve (12) months following the Effective Date, Inspire shall provide InSite a written report summarizing the efforts and accomplishments of Inspire, its Affiliates and its sublicensees during the preceding twelve (12) month period in commercializing Inspire Licensed Products.

3.6 Adverse Event Reporting.

(a) Each Party shall, and shall require its respective Affiliates to:

(i) to the extent permissible under time constraints and reporting requirements, provide to the other Party in advance of initial or periodic submission to Regulatory Authorities any and all adverse event reports and Serious Adverse Drug Experience reports from clinical trials and commercial experiences with respect to Subject Products or any Inspire Licensed Products;

(ii) provide such adverse event reports and Serious Adverse Drug Experience reports to the other Party contemporaneously with the provision of such reports to the applicable Regulatory Authority; and

(iii) adhere to all requirements of applicable laws, rules and regulations that relate to the reporting and investigation of adverse events and Serious Adverse Drug Experiences and keep the other Party informed of such events.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) If a Party contracts with a Third Party for research to be performed by such Third Party on any Subject Products or any of the Inspire Licensed Products, that Party shall require such Third Party to report to the contracting Party the information set forth above.

3.7	Coordination Committee.

(a) Within thirty (30) days after the Effective Date, the Parties will establish a committee to (i) discuss further development efforts related to Subject Products in the Field in the Territory following Regulatory Approval of the Current Product in each country in the Territory, (ii) manage and facilitate in an orderly manner the transition as provided above in Section 2.9 and the transition of the Regulatory Dossier in each country of the Territory as provided above in Section 3.3(a), (iii) manage and facilitate InSite’s access to the Regulatory Dossier in the United States, after the assignment thereof pursuant to Section 3.3(a), as reasonably necessary to facilitate InSite’s obtaining Regulatory Approval for the Current Product in Canada, and (iv) manage and facilitate (A) in connection with the launch of Subject Products by Inspire, Inspire’s access to Subject Products manufactured by Cardinal and (B) Inspire’s access to bottle molds and trade dress used by InSite in connection with Subject Products (the “Coordination Committee”). The Coordination Committee will be comprised of equal numbers of representatives of each Party, with each Party appointing two (2) representatives as members of the Coordination Committee. The Coordination Committee may change its size from time to time by mutual consent of its members. Each Party may replace its Coordination Committee representatives at any time upon written notice to the other Party.

(b) The Coordination Committee will meet in person (or by having certain representatives of the Parties participate by telephone where necessary) no less frequently than once every six (6) months, unless otherwise agreed by the Parties. The members of the Coordination Committee may also convene or be consulted from time to time by means of telecommunications, videoconferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the Coordination Committee that are held in person will alternate between the offices of the Parties, or such other place as the Parties may agree. The first meeting of the Coordination Committee will take place at the offices of one of the Parties within ninety (90) days after the Effective Date.

(c) The Coordination Committee will strive to reach consensus on any determinations with respect to further development efforts related to Subject Products in the Field in the Territory following Regulatory Approval of the Current Product in each country in the Territory; provided, however, that Inspire shall have final decision-making authority with respect to the development of Subject Products in the Field in the Territory.

(d) The Coordination Committee will have only such purposes as are specifically stated in this Agreement, and will have no power to amend or interpret this Agreement or waive a Party’s rights or obligations under this Agreement.

3.8	Future Development.

(a) Subsequent to the Transfer Date, Inspire has exclusive control with respect to any further development of any Subject Product, including without limitation any New Indication, in the Field in the Territory (each such improvement an “Inspire Improvement”). Inspire may, at its discretion, pursue any such Inspire Improvement independently or through the Coordination Committee. Any such Inspire Improvement will be deemed a Subject Product under this Agreement and, if and to the extent such Inspire Improvement also constitutes an Inspire Licensed Product, such Inspire Improvement will be subject to Inspire Royalties payable under Article 5. No additional milestone payments will be due for any such Inspire Improvement under any circumstances. If Inspire, at its discretion, requests InSite’s assistance in developing any Inspire Improvement and InSite, at its discretion, agrees to provide such assistance, Inspire shall reimburse InSite for any such development efforts in the manner agreed by the Parties.

(b) InSite promptly shall provide Inspire written notice of any Future Development together with the data from a completed phase I clinical trial (to determine the safety of such Future Development in humans as more fully described in 21 C.F.R. §312.21(a)) in a form suitable for submission to the FDA or equivalent Regulatory Authority (“Future Development Option Notice”). During the period of [***] days following the date of the Future Development Option Notice (“Future Development Option Term”), Inspire will have the exclusive option, but not the obligation, to enter into a license agreement with InSite for the Future Development described in the Future Development Option Notice for commercialization within the Territory upon terms and conditions to be separately discussed and negotiated by the Parties. At the request of Inspire, InSite shall promptly afford Inspire a reasonable opportunity to review the scientific and clinical information relevant to such Future Development that are available to InSite (including during negotiations between the Parties as provided below). Inspire may exercise its option under this Section 3.8 by providing written notice (the “Future Development Option Exercise Notice”) to InSite on or before the expiration of the Future Development Option Term. If Inspire timely provides the Future Development Option Exercise Notice, the Parties shall negotiate in good faith and exclusively, using their respective best efforts, for a period of up to [***] days from the date of the Future Development Option Exercise Notice to enter into a definitive license agreement with respect to the applicable Future Development prior to the expiration of such [***] day negotiating period; provided, however, that if at the end of such [***] day negotiation period the Parties are actively negotiating the terms of such agreement, then such negotiation period may be extended, if mutually agreed to so extend by the Parties at such time, to a mutually acceptable time by the Parties in writing. If Inspire does not exercise its option under this Section 3.8 on or before the expiration of the applicable Future Development Option Term, or if the Parties cannot come to an agreement despite such efforts after such [***] day period (or

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such extension as mutually agreed by the Parties in accordance with this provision), then InSite shall have no further obligation to negotiate with Inspire with respect to such Future Development. InSite represents, warrants and covenants that neither it nor its Affiliates have granted prior to the Effective Date, nor will grant during the Term, to any Third Party any license, option, first refusal, or other right or interest in or to any Patent Rights, Know-How, trademarks or internet domain names related to any Future Development that is inconsistent with this Agreement, including without limitation this Section 3.8. Notwithstanding anything to the contrary in this Agreement, InSite acknowledges and agrees that this Section 3.8 shall not affect, restrict or limit: (i) any right of Inspire or its Affiliates or sublicensees under this Agreement with respect to any Subject Products or InSite Developments, including without limitation the rights and licenses granted to Inspire in Section 2.1, or (ii) any obligation of or restriction upon InSite or its Affiliates under this Agreement with respect to Subject Products or InSite Developments, including without limitation the exclusive nature of the grants in Section 2.1.

ARTICLE 4

INITIAL PAYMENT AND MILESTONE PAYMENT

4.1 Initial Payment. On the Effective Date, Inspire shall pay InSite Thirteen Million U.S. Dollars ($13,000,000) (the “Initial Payment”) as follows:

(a) Seven Million Three Hundred Fifty-Two Thousand Six Hundred Sixty-Five Dollars and Sixty-Two Cents ($7,352,665.62) to The Bank of New York, N.A. to redeem the Senior Secured Notes (the “Redemption Amount”) on behalf of InSite and in the manner set forth in Section 4.3; and

(b) Five Million Six Hundred Forty-Seven Thousand Three Hundred Thirty-Four Dollars and Thirty-Eight Cents ($5,647,334.38) to InSite in the manner set forth in Section 4.3 (the “InSite License Fee”).

The Parties acknowledge and agree that this Agreement shall become effective on the Effective Date immediately upon receipt of the Redemption Amount by The Bank of New York, N.A. as specified in the foregoing clause (a). InSite agrees that Inspire’s payment of the foregoing amounts in the manner specified shall constitute full and complete satisfaction of Inspire’s payment obligations under this Section 4.1.

4.2 Milestone Payment upon Regulatory Approval. Within fifteen (15) calendar days following receipt by InSite of Regulatory Approval in the United States of any Subject Product with an Acceptable Label, Inspire shall pay InSite Nineteen Million U.S. Dollars ($19,000,000) (the “Milestone Payment”) in the manner set forth in Section 4.3. For purposes of clarification, the Milestone Payment shall be made only once and upon the first occurrence of the indicated event, regardless of the number of Subject Products or occurrences of Regulatory Approval for Subject Products.

4.3 Payment. The Initial Payment and the Milestone Payment shall each be non-refundable and shall be made by Inspire in U.S. Dollars by wire transfer in immediately available funds.

Inspire shall transfer the Redemption Amount to the Bank of New York, N.A., as Collateral Agent for the holders of the Senior Secured Notes, by wire transfer to the credit of such bank account as is designated in Schedule 4.3. The InSite License Fee and the Milestone Payment shall be paid to InSite by wire transfer to the credit of such bank account of InSite as is designated in Schedule 5.5.

ARTICLE 5

ROYALTIES

5.1 Royalty Rates. Inspire shall pay to InSite the following non-refundable royalties in accordance with this Article 5 (“Inspire Royalties”) based on the cumulative volume of Net Sales of Inspire Licensed Products in the Territory:

(a) For Net Sales of Inspire Licensed Products occurring during the period commencing on the Effective Date and continuing until the second (2nd) anniversary of the First Commercial Sale of an Inspire Licensed Product in the United States (such period, the “Initial Royalty Period”), twenty percent (20%) of such Net Sales; and

(b) For Net Sales of Inspire Licensed Products occurring after the expiration of the Initial Royalty Period, twenty-five percent (25%) of such Net Sales.

The obligation to pay Inspire Royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of any Inspire Licensed Product, and (ii) with respect to a single unit of any Inspire Licensed Product.

5.2 Royalty Term. The Inspire Royalties set forth in Section 5.1 shall be payable as to each particular Inspire Licensed Product sold in a particular country, on an Inspire Licensed Product-by-Inspire Licensed Product basis and a country-by-country basis, for the longer of: (a) eleven (11) years following the First Commercial Sale by Inspire, any of its Affiliates or any of its sublicensees of such Inspire Licensed Product in a particular country of sale, or (b) for so long as there exists in the particular country of sale a Valid Claim within the InSite Licensed Patents covering such Inspire Licensed Product (such period, the “Inspire Royalty Term” as to the particular Inspire Licensed Product sold in the particular country); provided, however, that the applicable royalty rate under Section 5.1 shall be reduced by [***] in any country for any period during which the manufacture, sale or importation of such Inspire Licensed Product in such country is not covered by any Valid Claim within the InSite Licensed Patents. For the avoidance of doubt, Inspire shall have no obligation to pay any Inspire Royalties for a particular Inspire Licensed Product in a particular country under Section 5.1 above upon the expiration of the Inspire Royalty Term applicable to such Inspire Licensed Product in such country.

5.3	Minimum Royalty.

(a) For each of five (5) one-year Minimum Royalty Periods, which Minimum Royalty Periods shall commence on the Minimum Royalty Date and run consecutively for five (5) years

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereafter, Inspire shall pay to InSite the annual minimum royalty payment for the applicable year as specified in Schedule 5.3(a) (each a “Minimum Royalty”), subject to any applicable reductions or offsets permitted under this Agreement. On the date that is forty-five (45) days after the end of a particular Minimum Royalty Period, Inspire shall determine the total amounts of Inspire Royalties accrued and payable for such Minimum Royalty Period under Section 5.1. If such total amount of Inspire Royalties accrued is less than the Minimum Royalty amount owed for such Minimum Royalty Period as set forth in Schedule 5.3(a), then, in addition to the payment of Inspire Royalties that Inspire made for the calendar quarter that just ended at the end of such Minimum Royalty Period, Inspire shall also pay InSite an amount equal to the difference between the Minimum Royalty amount owed and such total amount of Inspire Royalties accrued for such Minimum Royalty Period.

(b) Promptly after completion of a particular calendar year in which a Minimum Royalty Period ended, Inspire may conduct and complete an internal financial audit with respect to the total amounts of Inspire Royalties accrued and payable under Section 5.1 for such Minimum Royalty Period. If such audit (combined with the applicable portions of an audit performed for the prior calendar year) shows that the total amount of Inspire Royalties actually owed and paid to InSite, under Section 5.1, for such Minimum Royalty Period is different from the amount used in Section 5.3(a) above in calculating the amount (if any) that must be paid to InSite to meet the Minimum Royalty amount owed for such Minimum Royalty Period, then Inspire may provide to InSite written notice of such difference, and the consequential difference (if any) in the amount of the payment (if any) that Inspire should have made under Section 5.3(a) above for such Minimum Royalty Period in order to meet the Minimum Royalty amount owed for such Minimum Royalty Period (such difference, the “Reconciliation Amount”). If such audit demonstrates that there is a Reconciliation Amount that must be paid by one Party to the other, in order to make the payment made under Section 5.3(a) for the applicable Minimum Royalty Period accurate, then the applicable Party shall pay to the other Party such Reconciliation Amount shown to be owing by the audit, within thirty (30) days of Inspire providing such written notice to InSite.

(c) Notwithstanding anything to the contrary in this Agreement:

(i) Inspire’s obligation to pay Minimum Royalties under this Section 5.3 shall be suspended during any period in which (A) [***], or (B) Inspire is unable, despite use of Commercially Reasonable Efforts, [***];

(ii) Inspire shall have no further obligation to pay Minimum Royalties under this Section 5.3 as of the date on which:

(A) there no longer exists any [***];

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B) sales of a Generic Equivalent, as to any Inspire Licensed Product, during any calendar quarter, are equal to or greater than either [***], expressed in local currency; or

(C) InSite has not cured a material failure to perform any of its obligations under this Agreement within [***] days of receiving notice thereof from Inspire;

(iii) If Inspire’s obligation to pay Minimum Royalties under this Section 5.3 is suspended pursuant to subsection (i) above during any particular Minimum Royalty Period(s), then the Minimum Royalty amount owed for such Minimum Royalty Period(s) shall be based on a pro-rated amount (using a straight-line pro ration based on the number of days in such Minimum Royalty Period(s) during which Inspire’s obligation to pay Minimum Royalties were not suspended) of the required Minimum Royalties owed for such Minimum Royalty Period(s) under Schedule 5.3(a); and

(iv) If Inspire’s obligation to pay Minimum Royalties under this Section 5.3 expires pursuant to subsection (ii) above, or if this Agreement expires or is terminated, during any particular Minimum Royalty Period, then the Minimum Royalty amount owed for such Minimum Royalty Period shall be based on a pro-rated amount (using a straight-line pro ration based on the number of days in such Minimum Royalty Period through the date of such expiration or applicable notice of termination) of the required Minimum Royalties owed for such Minimum Royalty Period under Schedule 5.3(a).

(d) During any suspension and after any expiration of Inspire’s obligation to pay Minimum Royalties under this Section 5.3, other than as a result of expiration or termination of this Agreement, Inspire shall continue to be obligated to use Commercially Reasonable Efforts to commercialize Inspire Licensed Products in the Field in the Territory pursuant to Section 3.4.

5.4 Reports and Payments. Inspire shall deliver to InSite, within twenty-five (25) days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for each Inspire Licensed Product: (i) Net Sales of such Inspire Licensed Product by Inspire, any of its Affiliates or any of its sublicensees on a country-by-country basis; (ii) the Inspire Royalties due to InSite in respect of such Net Sales; and (iii) the exchange rates used in calculating any of the foregoing. The total Inspire Royalties due in respect of Net Sales of Inspire Licensed Products during such calendar quarter shall be remitted at the time such report is made.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5 Taxes and Withholding. Any payments made by Inspire to InSite under this Agreement may be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, InSite. Inspire shall pay all applicable Withholding Taxes from payments payable hereunder to the appropriate government authority on behalf of InSite, as required by applicable law. Inspire shall submit to InSite reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5.6 Currency Exchange; Manner and Place of Payment. All payments hereunder shall be payable in U.S. Dollars. Inspire Royalties shall be calculated based on Net Sales in each country’s currency in which Net Sales have occurred, and shall be converted (as applicable) to U.S. Dollars as follows. With respect to each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made using the same exchange rate Inspire uses to record such sales. All payments shall be made by wire transfer to the credit of such bank account of InSite as is designated in Schedule 5.5 or as may otherwise be designated at least ten (10) Business Days in advance by InSite in writing to Inspire.

5.7 Maintenance of Records; Audit. For a period of two (2) years from the end of the calendar quarter in which the particular sale occurred, Inspire shall maintain, and shall require its Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Inspire Licensed Products hereunder, as necessary to allow the accurate calculation consistent with GAAP of the Inspire Royalties due to InSite, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, InSite shall have the right to engage an independent accounting firm reasonably acceptable to Inspire, which shall have the right to examine in confidence the relevant records of Inspire as may be reasonably necessary to determine or verify the amount of royalty payments due hereunder. Such examination shall be conducted, and Inspire shall make its records available, during normal business hours, after at least fifteen (15) Business Days prior written notice to Inspire, and shall take place at the facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of request; provided, however, that InSite shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, Inspire may require such independent accounting firm and its personnel involved in such audit to sign a confidentiality agreement (in form and substance reasonably acceptable to Inspire) as to any confidential information which is to be provided to such accounting firm, or to which such accounting firm will have access, while conducting the audit under this paragraph. The independent accounting firm will prepare and provide to each Party a written report stating whether the royalty reports submitted and royalties paid are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to InSite any information learned in the course of such audit other than the amount of any such discrepancies. InSite agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for InSite to enforce its rights under this Agreement or to the extent disclosure is required by law. In the event there was an underpayment by Inspire of amounts owed under this Agreement, Inspire shall promptly (but in no event later than thirty (30) days after Inspire’s receipt of the independent auditor’s report so correctly concluding) make payment to InSite of any shortfall. In the event that there was an overpayment by Inspire hereunder, InSite shall promptly (but in no event later than thirty (30) days after InSite’s receipt of the independent auditor’s report so correctly concluding) refund to Inspire or credit to future royalties, at Inspire’s election, the excess amount. InSite shall bear the full cost of such audit unless such audit discloses an underreporting by Inspire of more than ten percent (10%) of the aggregate amount of royalties in any twelve (12) month period, in which case, Inspire shall bear the full cost of such audit. Upon the expiration of twenty four (24) months following the end of any Inspire fiscal year, the calculation of royalties payable with respect to such year will be binding and conclusive upon InSite except with respect to any audit then underway, and except for fraud or misrepresentation, Inspire and its Affiliates will be released from any liability or accountability with respect to royalties for such fiscal year. In addition, Inspire shall maintain and permit Pfizer to audit books and records in connection with sales of Inspire Licensed Products in the same manner and to the same extent that InSite is required to maintain and permit audits of InSite’s books and records with respect to such sales under Section 4(c) of the Pfizer Agreement.

5.8 Reductions.

(a) [***] Third Party Patent Rights, Know-How or other technology rights in any country in the Territory are necessary for the development of, having developed, making of, having made, using of, having used, marketing of, having marketed, commercializing of, having commercialized, offering for sale of, sale of, having sold, importing of or having imported a particular Inspire Licensed Product in the Field and if Inspire then enters into a written license agreement with any such Third Party, Inspire may:

(i) reduce the Inspire Royalties and Minimum Royalties payable with respect to such Inspire Licensed Product in such country pursuant to this Article 5 by [***] of the sum of the royalties paid to all Third Parties by Inspire pursuant to all such Third Party licenses combined; provided, however, that in no event shall the Inspire Royalties or Minimum Royalties payable by Inspire to InSite hereunder be reduced by more than [***] as a result of application of this Section 5.8(a)(i); and

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) offset [***] of any license issue fees (including but not limited to any initial or upfront fees) and milestone payments paid to all Third Parties by Inspire pursuant to all such Third Party licenses against any Inspire Royalties or Minimum Royalties due under this Agreement. Offsets for such payments to Third Parties may be applied in any single calendar quarter or several calendar quarters until the application of such payments in their entirety; provided, however, that in no event shall the aggregate of offsets under this Section 5.8(a)(ii) exceed in any particular calendar quarter [***] of the sum of any Inspire Royalties or Minimum Royalties due hereunder in such quarter.

(b) [***] to obtain rights in any country in the Territory from any Third Party, other than the situation described in paragraph (a) above, for Patent Rights, Know-How or other technology to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import or have imported a particular Inspire Licensed Product in the Field, then Inspire may notify InSite of its intent to enter into, and may enter into, a license with any such Third Party at its discretion. Within thirty (30) days of receipt of such notice, InSite shall notify Inspire of its concurrence or lack of concurrence to such Third Party license (which concurrence shall not be unreasonably withheld, conditioned or delayed). If InSite so notifies Inspire of its lack of concurrence, the following royalty reductions shall not apply. Any lack of notice shall not be deemed as concurrence. If InSite has notified Inspire of its concurrence to such Third Party license, and if Inspire then enters into a written license agreement with such Third Party, Inspire may:

(i) reduce the Inspire Royalties and Minimum Royalties payable with respect to such Inspire Licensed Product in such country pursuant to this Article 5 by [***] of the sum of the royalties paid to all Third Parties by Inspire pursuant to all such Third Party licenses combined; provided, however, that in no event shall the Inspire Royalties or Minimum Royalties payable by Inspire to InSite hereunder be reduced by more than [***] as a result of application of this Section 5.8(b)(i); and

(ii) offset [***] of any license issue fees (including but not limited to any initial or upfront fees) and milestone payments paid to all Third Parties by Inspire pursuant to all such Third Party licenses against any Inspire Royalties or Minimum Royalties due under this Agreement. Offsets for such payments to Third Parties may be applied in any single calendar quarter or several calendar quarters until the application of such payments in their entirety; provided, however, that in no event shall the aggregate of offsets under this Section 5.8(b)(ii) exceed in any particular calendar [***] of the sum of any Inspire Royalties or Minimum Royalties due hereunder in such quarter.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The Inspire Royalties payable by Inspire with respect to any Inspire Licensed Product in any country in the Territory pursuant to this Article 5 shall be reduced by the following percentages effective during and after the calendar quarter when Generic Competition occurs at the following sales levels with respect to such Inspire Licensed Product in such country. Where the sales of a Generic Equivalent, as to such Inspire Licensed Product, during a calendar quarter are equal to or greater than either [***] of total sales of such Inspire Licensed Product sold in such country, expressed in units, or (v) [***] of the total sales of such Inspire Licensed Product sold in such country, expressed in local currency, the Inspire Royalties with respect to such Inspire Licensed Product shall be reduced, subject to Section 5.8(d), by [***] of the amounts otherwise owed in such country. Where the sales of a Generic Equivalent, as to such Inspire Licensed Product, during a calendar quarter are equal to or greater than either (w) [***] of total sales of such Inspire Licensed Product sold in such country, expressed in units, or (x) [***] of the total sales of such Inspire Licensed Product sold in such country, expressed in local currency, the Inspire Royalties with respect to such Inspire Licensed Product shall be reduced, subject to Section 5.8(d), by [***] of the amounts otherwise owed in such country. Where the sales of a Generic Equivalent, as to such Inspire Licensed Product, during a calendar quarter are equal to or greater than either (y) [***] of total sales of such Inspire Licensed Product sold in such country, expressed in units, or (z) [***] of the total sales of such Inspire Licensed Product sold in such country, expressed in local currency, the Inspire Royalties with respect to such Inspire Licensed Product shall be reduced to an amount that is equal to [***] of applicable Net Sales of such Inspire Licensed Product. If such Generic Competition ceases to exist at such sales levels, then, beginning with the first calendar quarter after such Generic Competition does not exist at such sales levels, the reduction of Inspire Royalties with respect to such Inspire Licensed Product in this Section 5.8(c) shall be reduced to the reduction applicable to such lower sales levels, if any, in such country until such time as Generic Competition may again exist at such sales levels with respect to such Inspire Licensed Product in such country.

(d) Notwithstanding the provisions of Sections [***] permitting Inspire to reduce Inspire Royalties under certain circumstances, in no event shall Inspire Royalties payable by Inspire to InSite pursuant to this Article 5 with respect to a particular Inspire Licensed Product in a particular country of the Territory in any single calendar quarter be reduced, as a result of the application of such provisions, to an amount that is below [***] of applicable Net Sales of such Inspire Licensed Product in such country in such quarter. Subject to the foregoing, Inspire shall be permitted to apply any reduction or offset to which it is entitled under Section 5.8(a) or Section 5.8(b) in any single calendar quarter or several calendar quarters until the application of such amounts in their entirety. For the avoidance of doubt, this Section 5.8(d) shall not limit the application of any other reduction or offset to which Inspire is or may be entitled under this Agreement, and shall not preclude Inspire’s exercise of any other applicable rights or remedies from time to time.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) In the event that Inspire becomes a direct licensee of Pfizer under the Pfizer Patent Rights, Inspire shall be entitled to offset, against any Inspire Royalties or Minimum Royalties due under this Agreement, any payment made by Inspire to Pfizer in connection with such license.

ARTICLE 6

TRADEMARKS

6.1 Registrations. InSite shall, at InSite’s expense, use its commercially reasonable efforts to secure and thereafter to maintain registrations for all of the InSite Trademarks in each jurisdiction in the Territory. Inspire agrees to provide reasonable cooperation in connection with InSite’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect InSite’s intellectual property rights in the InSite Trademarks and Domain Names.

6.2 Inspire Trademarks. Subject to Section 3.2 of the Trademark License Agreement, Inspire shall own any trademarks created by or on behalf of Inspire that Inspire elects, in its sole discretion, to use in connection with the Inspire Licensed Products (the “Inspire Trademarks”). InSite acknowledges that the Inspire Trademarks and any domain names incorporating such trademarks will be selected by Inspire and will be registered in Inspire’s or its Affiliate’s name and will be the sole property of Inspire, and InSite agrees that it will not have, assert or acquire any right, title or interest therein or thereto or any good will associated therewith, except as provided in Section 3.2 of the Trademark License Agreement. Subject to Section 3.2 of the Trademark License Agreement, any trade names, brand names, slogans, logos, designs, trade dress, copyrights and good will used on or in connection with the Inspire Licensed Products may be selected by Inspire in its sole discretion and shall be the sole and exclusive property of Inspire. Neither InSite nor its Affiliates shall have the right or license to use the Inspire Trademarks at any time before, during, or after the Term of this Agreement; provided, however, that InSite shall be permitted to mention the Inspire Trademarks to the extent necessary in making any permitted disclosures under Article 8.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute and deliver this Agreement and the Trademark License Agreement and to carry out the provisions hereof and thereof;

(b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the Trademark License Agreement and to carry out the provisions hereof and thereof, and the Person executing this Agreement and the Trademark License Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement and the Trademark License Agreement, except where the failure to obtain any of the foregoing could not, individually or in the aggregate, reasonably be expected to materially adversely affect such Party’s ability to consummate the transactions contemplated herein or therein or perform its obligations hereunder or thereunder;

(d) this Agreement and the Trademark License Agreement are legal and valid obligations binding upon such Party and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws; and

(e) the execution, delivery and performance by it of this Agreement and the Trademark License Agreement and its compliance with the terms and provisions of this Agreement and the Trademark License Agreement does not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate or articles of incorporation or by-laws (or other comparable corporate charter documents); (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to it; or (iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require it to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Lien upon it or any of the InSite Intellectual Property under, any contract, instrument or license to which it is a party or by which any of its assets and properties is bound; except, in the case of (i), (ii) and (iii) above, which could not, individually or in the aggregate, reasonably be expected to materially adversely affect its ability to consummate the transactions contemplated herein or perform its obligations hereunder, and except, in the case of (iii)(A), (B) and (D) above, with respect to (x) that certain Amended and Restated Security Agreement, dated as of December 30, 2005, by and between InSite and The Bank of New York (the “Security Agreement”) and (y) the 2003 Senior Notes, the 2005 Senior Notes (each as defined in the Security Agreement), as amended on December 22, 2006, and those senior secured promissory notes issued by InSite on January 11, 2006, as amended on December 22, 2006 (the “2006 Senior Notes,” and together with the 2003 Senior Notes and the amended 2005 Senior Notes, the “Senior Secured Notes”).

7.2 Additional InSite Representations and Warranties. InSite additionally represents and warrants to Inspire as of the Effective Date that:

(a) InSite has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Inspire under Article 2 hereof and under Article 2 of the Trademark License Agreement. InSite has not previously granted any rights inconsistent with the rights and licenses granted to Inspire under this Agreement or the Trademark License Agreement;

(b) InSite is the exclusive owner of all right, title and interest in the InSite Owned Patents as set forth in Schedule 1, except with respect to the Container Patent Rights which are jointly owned with R.P. Scherer Technologies, Inc. Schedule 1 contains a complete and accurate description of all Patent Rights owned by, or otherwise Controlled by, InSite or any of its Affiliates as of the Effective Date that are necessary or useful to develop, manufacture or commercialize Subject Products in the Field in the Territory. InSite’s rights and interests in the InSite Owned Patents are through assignment, without reservation, from the designated inventors; except that it is expressly acknowledged that InSite derives no rights from Patrick Poisson, a co-inventor named in the Container Patent Rights, and that R.P. Scherer Technologies, Inc., not InSite, is the assignee of Patrick Poisson;

(c) all InSite Intellectual Property is, and immediately after the Effective Date will be, free and clear of all Liens other than the Liens imposed under the terms of the Security Agreement and the Senior Secured Notes, which Liens shall be automatically released upon full payment of the Redemption Amount by Inspire on behalf of InSite in the manner set forth in Section 4.3. InSite has obtained the assignment or exclusive licenses of all material interests and all material rights from its employees and independent contractors and any other Third Party contractors with respect to the InSite Know-How and the InSite Formulation Know-How. InSite has taken reasonable security measures to protect the secrecy, confidentiality and value as of the Effective Date of the InSite Know-How and the InSite Formulation Know-How that it regards as material and in need of confidential treatment;

(d) the patent applications included in the InSite Owned Patents have been duly filed;

(e) there are no actions, claims, demands, suits, citations, summons, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or arbitral proceedings or any proceedings by or before any governmental authority (including any Regulatory Authority), pending or, to InSite’s Knowledge, threatened against, relating to or affecting InSite or the Current Product or any of the InSite Intellectual Property (with the exception of normal Prosecution at the United States Patent and Trademark Office and equivalent foreign patent offices or customary actions with the relevant Regulatory Authorities) which (A) could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and the Trademark License Agreement or otherwise result in a diminution of the benefits contemplated by this Agreement or the Trademark License Agreement to Inspire; or (B) if determined adversely to it, could reasonably be expected to result in any injunction or other equitable relief against it that would interfere in any material respect with its ability to perform its duties and obligations under this Agreement and the Trademark License Agreement;

(f) to InSite’s Knowledge, neither the manufacture, use or sale of the Current Product nor the use of the InSite Know-How, the InSite Formulation Know-How or the InSite Trademarks by Inspire as contemplated by this Agreement and the Trademark License Agreement will infringe upon any Third Party’s patents or will constitute a misappropriation of a Third Party’s trade secrets or other intellectual property rights existing as of the Effective Date; neither InSite nor its Affiliates and, to InSite’s Knowledge, its Third Party contractors, have received any notice in writing, or otherwise have Knowledge of any facts, which have, or reasonably should have, led InSite to believe that the manufacture, use or sale of the Current Product or the use of the InSite Know-How, the InSite Formulation Know-How or the InSite Trademarks by Inspire as contemplated by this Agreement and the Trademark License Agreement will infringe any rights of a Third Party existing as of the Effective Date;

(g) to InSite’s Knowledge, there is no Third Party using or infringing any of the InSite Owned Patents or InSite Trademarks or misappropriating or using InSite Know-How or InSite Formulation Know-How in derogation of the rights granted to Inspire in this Agreement and the Trademark License Agreement;

(h) the development, testing, manufacture, labeling, storage and distribution of the Current Product have been conducted by InSite and its Affiliates and, to InSite’s Knowledge, its Third Party contractors, in compliance in all material respects with all applicable laws, rules and regulations, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security and filing of reports; neither InSite nor its Affiliates, and to InSite’s Knowledge, its Third Party contractors, have received any notice in writing, or otherwise have knowledge of any facts, which have, or reasonably should have, led InSite to believe that any of the regulatory submissions relating to the Current Product are not currently in good standing with the FDA;

(i) InSite has provided to Inspire all material information, available to InSite or its Affiliates, with respect to the safety and/or efficacy of the Current Product, including without limitation, all material information related to clinical and non-clinical studies, and, to InSite’s Knowledge, there is no issue that would prevent InSite from obtaining Regulatory Approval in each country in the Territory for the Current Product and there are no material adverse effects that would preclude Inspire or Inspire’s Affiliates from exercising any rights granted hereunder or prohibiting the transactions contemplated by this Agreement and the Trademark License Agreement;

(j) InSite is the exclusive owner of all right, title and interest in the InSite Trademarks. The InSite Trademarks and registrations thereof are in full force and effect and will be maintained by InSite in the Territory during the Term in the ordinary course. There is no action, suit or proceeding pending or, to InSite’s Knowledge, that has been threatened in writing by any Third Party which, if adversely determined, would have a material adverse effect upon the ability of Inspire to use the InSite Trademarks in connection with the Subject Products in the Territory under the terms of this Agreement or the Trademark License Agreement;

(k) the Domain Names are duly registered, the registrations thereof are in full force and effect and will be maintained by InSite during the Term in the ordinary course, and all applicable fees have been paid. InSite is the exclusive registrant of the Domain Names and has the unencumbered right to transfer the Domain Names to Inspire. The

Domain Names are, and immediately after the Effective Date will be, free and clear of all Liens. There is no action, suit or proceeding pending or, to InSite’s Knowledge, that has been threatened in writing by any Third Party which, if adversely determined, would have a material adverse effect upon the ability of Inspire to use the Domain Names in connection with the Subject Products in the Territory under the terms of this Agreement or the Trademark License Agreement;

(l) each of the Material Agreements is a legal and valid obligation binding upon InSite and, as applicable, Pfizer, Columbia, Cardinal or [***], is in full force and effect, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither InSite nor, to the Knowledge of InSite, Pfizer, Columbia, Cardinal or [***] is in default or breach of any of its respective obligations under any of the Material Agreements. Neither InSite nor, to the Knowledge of InSite, Pfizer, Columbia, Cardinal or [***] has waived any rights or defaults or breaches under any of the Material Agreements that would adversely affect the ability of Inspire or Inspire’s Affiliates to exercise any rights granted under this Agreement or that would prohibit the transactions contemplated by this Agreement. To InSite’s Knowledge, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default or breach under any of the Material Agreements by InSite, Pfizer, Columbia, Cardinal or [***]. True, correct and complete copies of the Material Agreements, including all amendments thereto, have been provided by InSite to Inspire. InSite has not received any notice orally or in writing that any of the Material Agreements has been, will be, or is threatened to be, terminated (in whole or in part) or that InSite is in default or breach of its obligations under any of the Material Agreements. InSite has no intention of terminating any of the Material Agreements (in whole or in part) and is not aware of any events, circumstances or grounds upon which any of the Material Agreements may be terminated (in whole or in part) by a party thereto for default or breach;

(m) a true, correct and complete copy of the [***]Agreement, including all amendments thereto, has been provided by InSite to Inspire. [***] has no right, title or interest in, to or under the InSite Intellectual Property except as expressly set forth in such agreement; and

(n) all written statements and other writings furnished by InSite pursuant hereto or in connection with this Agreement or the Trademark License Agreement or the transactions contemplated hereby or thereby, are complete and accurate in all material respects to the best of InSite’s Knowledge. No representation or warranty by InSite in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein not misleading. There is no fact, event or condition known to InSite that materially adversely affects the Current Product that has not been set forth in this Agreement or disclosed by InSite to Inspire in writing.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3 Additional Inspire Representations and Warranties. Inspire additionally represents and warrants to InSite as of the Effective Date that there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Inspire’s Knowledge, relating to or threatened against Inspire in connection with or relating to the transactions contemplated by this Agreement.

7.4 No Implied Warranties. Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, with respect to the subject matter hereof or the transactions contemplated hereby.

7.5 Certain Additional Covenants.

(a) Each Party shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement and the Trademark License Agreement. Without limiting the foregoing, Inspire shall conduct its marketing and sales activities under this Agreement in compliance with applicable laws, rules and regulations and prevailing pharmaceutical industry standards. Inspire shall use Commercially Reasonable Efforts to maintain an adequate sales force to market and sell the Inspired Licensed Products as contemplated by this Agreement.

(b) InSite shall not grant to any Third Party any rights inconsistent with the rights and licenses granted to Inspire under this Agreement and the Trademark License Agreement.

(c) InSite shall promptly notify Inspire in writing upon becoming aware:

(i) of any actual or threatened claim, judgment or settlement against or owed by InSite with respect to any of the InSite Intellectual Property, or of any threatened claims or litigation seeking to invalidate the InSite Licensed Patents;

(ii) of any actual or threatened investigation, inquiry, action or proceeding by any Regulatory Authority or other government agency with respect to any Subject Product;

(iii) of any actual or threatened action, suit or proceeding by any Third Party which, if adversely determined, would have a material adverse effect upon the ability of Inspire to use the InSite Intellectual Property as licensed hereunder or under the Trademark License Agreement in connection with the Subject Products in the Field in the Territory; or

(iv) that the manufacture, use or sale of any Subject Product or the use of the InSite Know-How, the InSite Formulation Know-How or InSite Trademarks may infringe any Patent Rights or other intellectual property rights of a Third Party.

(d) InSite will promptly disclose to Inspire all InSite Developments that arise, if any. Information provided by InSite to Inspire with respect to such InSite Developments will be in reasonable detail but in no circumstance less than would be sufficient to permit an understanding of the nature of the InSite Developments by a practitioner reasonably skilled in the relevant technical or scientific area.

(e) Except in connection with an assignment or transfer of this Agreement as permitted under Section 12.2, InSite shall not sell, assign or transfer any of the Material Agreements without Inspire’s prior written consent (such consent not to be unreasonably withheld). InSite shall deploy and conduct itself under each of the Material Agreements in a manner that will enable Inspire to perform its obligations and exercise its rights with regard to Subject Products and Inspire Licensed Products under this Agreement. In this regard, and without limiting the foregoing, InSite shall:

(i) comply in all material respects with and perform all of its duties and obligations under each of the Material Agreements;

(ii) not intentionally take or fail to take any action within InSite’s reasonable control under any of the Material Agreements that could have a materially adverse effect on Inspire’s rights under this Agreement, including but not limited to any action or inaction that would empower Pfizer, Columbia, Cardinal or [***] to terminate any of the Material Agreements or otherwise limit or reduce InSite’s rights thereunder in any material respect;

(iii) enforce the material provisions of each of the Material Agreements against Pfizer, Columbia, Cardinal, or [***], as applicable, if failure to do so could have a materially adverse effect on Inspire’s rights with respect to Subject Products or Inspire Licensed Products under this Agreement; and

(iv) not modify, amend or terminate any of the Material Agreements without the prior written consent of Inspire.

(f) InSite shall promptly (but no later than within five (5) Business Days) notify Inspire in writing of any actual or threatened (or InSite’s receipt of notice of any actual or threatened) default (including failure to pay royalties when due, if applicable), breach, suspension of compliance or performance, or termination (in whole or in part) under or of any of the Material Agreements. InSite shall promptly (but no later than within five (5) Business Days) notify Inspire in writing of the actual or threatened commencement of (or receipt of notice of the actual or threatened commencement of) any dispute, claim, suit, litigation or arbitration proceeding related to any of the Material Agreements, including without limitation those disputes, claims, suits, litigations or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Patent Rights licensed or sublicensed under the Pfizer Agreement or the Columbia Agreement. Each such notification shall contain a summary of the event described therein. At the request of Inspire, InSite shall promptly provide to Inspire full particulars, of which it is aware, in writing of the applicable matter. InSite shall keep Inspire reasonably informed as to the status and proposed resolution of each such matter.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) In the event that InSite receives notice of any default (including failure to pay royalties when due) or breach under any of the Material Agreements and has not cured such breach or default within ten (10) days of receiving such notice, Inspire shall be entitled, but not obligated, to undertake payment or performance of the applicable underlying obligation on behalf of InSite as necessary to cure such default or breach and to offset, against amounts payable to InSite under this Agreement, any reasonable costs and expenses incurred by Inspire in the course thereof.

(h) InSite shall notify Inspire in writing promptly after receipt by InSite of any notice from Pfizer or Columbia relating to the status, validity, or change thereto, of any of the Patent Rights licensed or sublicensed under the Pfizer Agreement or the Columbia Agreement (including maintenance, filings, extensions, abandonments, surrenders, patent office proceedings, Third Party interference or other challenges to, or Third Party potential infringement or misappropriation of such Patent Rights) (each, an “IP Communication”). InSite shall inform Inspire of the receipt and substance of each IP Communication and if in writing shall furnish Inspire with a copy of such IP Communication. InSite shall promptly inform Inspire in writing if InSite receives, or becomes aware of, any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that any patent licensed or sublicensed under the Pfizer Agreement or the Columbia Agreement is invalid or that infringement thereof will not arise from the manufacture, use, import, offer for sale or sale of any product by a Third Party.

(i) InSite shall be responsible for and comply in all material respects with and materially perform all of its duties and obligations under the [***] Agreement and under any other agreement by or through which any Third Party has any right, title or interest in or to any of the InSite Intellectual Property.

(j) InSite shall not create, incur, or allow any Lien on any of the InSite Intellectual Property, unless the Person that is to hold such Lien shall have first entered into a mutually acceptable non-disturbance agreement with Inspire providing to the effect that, in the event such Person exercises its rights with respect to the InSite Intellectual Property under such Lien, such Person agrees to recognize the existence and validity of, and Inspire’s rights with respect to the InSite Intellectual Property under, this Agreement or any agreement supplementary hereto.

(k) Inspire and its Affiliates shall not directly or indirectly challenge or induce any Third Party to challenge the validity or enforceability of the Pfizer Patent Rights, or any patent claim(s) therein, or initiate or participate in any re-examination or other proceeding related to the validity, enforceability or patentability of any claim of the Pfizer Patent Rights before any tribunal or patent office. This section shall not prohibit Inspire and its Affiliates from responding to a subpoena, process, or discovery requests in any litigation or administrative proceeding provided that Inspire gives prompt notice to Pfizer of the receipt of said subpoena, process or discovery requests.

(l) The Parties acknowledge the provisions of Section 4(b) of the Pfizer Agreement regarding estimated monthly net sales and the Parties agree to cooperate reasonably to facilitate compliance with such provisions. The Parties further acknowledge that to the extent Inspire delivers information regarding such estimated monthly net sales to InSite for further delivery by InSite to Pfizer then such further delivery shall not constitute a breach of Section 8.1 of this Agreement, provided that InSite shall advise Pfizer that such disclosure is Confidential Information under the Pfizer Agreement and subject to the obligations of non-disclosure and non-use in Section 11(a) of the Pfizer Agreement.

ARTICLE 8

CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

8.1 Confidentiality. The Parties agree that during the Term, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosures to its sublicensees and commercial partners for Subject Products who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 8; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement. InSite acknowledges that notwithstanding any other provision of this Agreement, it shall be an uncurable material breach of this Agreement if InSite breaches this Section 8.1 with respect to any Confidential Information of Inspire regarding actual or projected financial, sales or supply information or forecasts, including without limitation disclosing such Confidential Information or any portion thereof to investors, analysts or any other Third Party or providing opinions or financial projections to any Third Party based on such Confidential Information. InSite shall in no event be restricted from providing its own financial projections, so long as Inspire’s confidential projections are not disclosed and InSite’s projections are not in any way attributed to Inspire by InSite. For the avoidance of doubt, any financial information of Inspire that is made generally available to the public by Inspire shall not be considered Confidential Information of Inspire.

8.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, the Receiving Party may disclose Confidential Information of the Disclosing Party to a Third Party: (i) to the extent and to the Persons as required by an applicable law, rule, regulation, legal process or court order, or an applicable disclosure requirement of any Regulatory Authority, the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq market or any other securities exchange or market; or (ii) to the extent necessary to exercise the rights granted to or retained by the Receiving Party under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation or otherwise establishing rights or enforcing obligations under this Agreement; provided, however, that the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party if possible under the circumstances and shall disclose only such Confidential Information of the Disclosing Party as is reasonably required to be disclosed.

8.3 Scientific Publications. Subject to existing obligations of each Party to any Third Party and excluding any publications currently being pursued, each as described in Schedule 8.3, prior to making any formal scientific publication relating to any Inspire Licensed Product or Subject Product in the Field (a “Scientific Publication”), each Party (the “Publishing Party”) agrees to provide the other Party (the “Reviewing Party”) the opportunity to review: (a) any proposed Scientific Publication comprising a formal scientific paper for publication in any peer reviewed journal at least thirty (30) days prior to its intended publication, and (b) any proposed Scientific Publication comprising a formal scientific abstract or poster at least ten (10) days prior to its intended publication. The Reviewing Party shall have the right (i) to request in good faith a delay in the Scientific Publication in order to protect patentable information; and (ii) to require the Publishing Party to remove from the Scientific Publication the Reviewing Party’s Confidential Information. If the Reviewing Party requests a delay pursuant to clause (i) of the preceding sentence, the Publishing Party shall delay the Scientific Publication for a period of sixty (60) days from such request to enable patent applications to be filed protecting each Party’s rights in such information. Upon the expiration of the applicable period specified above in this Section 8.3, the Publishing Party shall be free to proceed with the Scientific Publication as transmitted to the Reviewing Party, except to the extent that the Reviewing Party has exercised its rights under clause (i) or (ii) of the second preceding sentence.

8.4 Disclosure of Agreement. The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 8.4 (in lieu of the authorized disclosure provisions set forth in Section 8.2, to the extent of any conflict) and without limiting the generality of the definition of Confidential Information set forth in Section 1.15. The Parties will mutually agree the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld. A Party shall not be required to seek the permission of the other Party to repeat or disclose any information as to the terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party, or any similar or comparable information. Either Party may disclose the terms of this Agreement to such Party’s existing investors, lenders, directors and professional advisors and to potential investors, lenders, acquirors or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use that are at least as stringent as those contained in this Article 8 or are customary for such purpose. InSite also may disclose this Agreement to Pfizer as required under Section 2(c) of the Pfizer Agreement, provided that InSite shall advise Pfizer that such disclosure is Confidential Information under the Pfizer Agreement and subject to the obligations of non-disclosure and non-use in Section 11(a) of the Pfizer Agreement. Inspire also may disclose the relevant terms of this Agreement to potential sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 8. Each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, and each Party shall be entitled to make such filings, provided, however, that the filing Party requests (to the extent legally permitted) confidential treatment of the terms hereof for which confidential treatment is customarily sought, to the extent such confidential treatment is reasonably available to such Party under the circumstances then prevailing. In the event of any such filing, the filing

Party will provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the other Party’s timely comments thereon.

8.5 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the other Party of such unauthorized use or disclosure.

8.6 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium (except that the Receiving Party may retain one copy for its legal files) except as otherwise reasonably necessary to exercise the Receiving Party’s surviving rights under this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Inspire. Inspire shall indemnify, defend and hold harmless InSite and its Affiliates and their respective directors, officers, employees and agents (the “InSite Indemnitees”) from and against any and all losses, costs, damages, liabilities fees or expenses (including reasonable attorney’s fees and expenses) (“Losses”) incurred in connection with or arising out of any Third Party claim, suit, action or proceeding (a “Third Party Claim”) against any InSite Indemnitees to the extent resulting from (i) the breach by Inspire of any of its representations, warranties, covenants or obligations under this Agreement or the Trademark License Agreement, (ii) any gross negligence or willful misconduct of Inspire in the exercise of any rights granted by InSite or the performance of any of Inspire’s obligations under this Agreement or the Trademark License Agreement, or (iii) the development, manufacture, sale or use of any Subject Product by Inspire or its Affiliates and sublicensees.

9.2 InSite. InSite shall indemnify, defend and hold harmless Inspire and its Affiliates and their respective directors, officers, employees and agents (the “Inspire Indemnitees”) from and against any and all Losses incurred in connection with or arising out of any Third Party Claim against any Inspire Indemnitees to the extent resulting from (i) the breach by InSite of any of its representations, warranties, covenants or obligations under this Agreement or the Trademark License Agreement, (ii) any gross negligence or willful misconduct of InSite in the exercise of any of its rights or the performance of any of its obligations under this Agreement or the Trademark License Agreement, (iii) the development or manufacture of any Subject Product by InSite or its Affiliates, or (iv) the sale or use of any Subject Product by InSite or its Affiliates.

9.3 Indemnification Procedures.

(a) In the case of a Third Party Claim made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (the “Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and, to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment; provided, however, that the Indemnitee shall not compromise or settle such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld) if such compromise or settlement would result in an admission or liability or loss of right by the Indemnitor or payment by the Indemnitor. The Indemnitor agrees to reasonably cooperate with the Indemnitee in such defense, at the Indemnitor’s expense, including being joined as a necessary party.

(c) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other non-monetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

9.4 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 9, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the indemnifying Party.

9.5 Insurance. Each Party agrees to obtain and maintain commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Each Party shall maintain such insurance for so long as Subject Products in the Territory continue to be developed, manufactured or sold and thereafter for so long as is necessary to cover any and all Third Party Claims which may arise from the development, manufacture or sale of Subject Products in the Territory. Upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. Except as set forth in Section 12.13, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 10, this Agreement will become effective as of the Effective Date and continue in full force and effect until the expiration of the Inspire Royalty Term with respect to all Inspire Licensed Products throughout the Territory (the “Term”).

10.2 Voluntary Termination by Inspire. Notwithstanding any other provision herein, Inspire may terminate this Agreement in its entirety or on a country-by-country basis for its convenience at any time after the earlier of (i) the Regulatory Approval of the Current Product in the United States or (ii) April 27, 2008, subject to the following. If Inspire so terminates prior to the First Commercial Sale of an Inspire Licensed Product, Inspire shall provide InSite no less than ninety (90) days advance written notice of such intent to terminate. If Inspire so terminates after such First Commercial Sale, Inspire shall provide InSite no less than one hundred eighty (180) days advance written notice of such intent to terminate. During such one hundred eighty (180) day notice period (if applicable), Inspire’s obligations under this Agreement shall continue, subject to all terms and conditions of this Agreement.

10.3 Material Breach. Upon a material breach of this Agreement by a particular Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the [***] day period following the date on which the Breach Notice is provided (or, if applicable, such longer period, but not to exceed [***] days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial [***] day period following the date on which the Breach Notice is provided) (such failure, an “Uncured Breach”), then the Non-Breaching Party may terminate this Agreement on a country-by-country basis with respect to the particular country that was at issue in the Uncured Breach. Notwithstanding the foregoing, the cure period for any failure by Inspire to make the Milestone Payment or to make royalty payments due hereunder shall be [***] days; provided, however, that the failure by Inspire to make any such payment shall not be considered a breach to the extent that such payment is the subject of a good faith dispute by Inspire.

10.4 Bankruptcy or Insolvency. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) propose or be a party to any dissolution; or (d) make an assignment for the benefit of its creditors.

10.5 Continuing Rights of Sublicensees. Upon any termination of any license rights granted to Inspire under this Agreement, each sublicense previously granted by Inspire or any of its Affiliates under such license rights to any Person that is not an Affiliate of Inspire (each, an “Independent Sublicensee”) shall remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by InSite to such Independent Sublicensee, subject to (i) the Independent Sublicensee agreeing in writing to assume Inspire’s terms, conditions and obligations to InSite under this Agreement as they pertain to the sublicensed rights, and (ii) Inspire remaining liable for any liability to the Independent Sublicensee incurred by Inspire prior to such termination.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.6 Effect of Expiration or Termination of Agreement.

(a) Expiration or termination of this Agreement in its entirety pursuant to this Article 10 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination. Without limiting the foregoing, upon expiration or termination of this Agreement in its entirety pursuant to this Article 10, Inspire shall pay InSite all outstanding accrued payments under this Agreement in the manner required by this Agreement.

(b) Upon termination of this Agreement in its entirety by Inspire pursuant to Section 10.2 or by InSite pursuant to Sections 10.3 or 10.4: (i) all licenses granted to Inspire by InSite under this Agreement will terminate, and all rights therein will revert to InSite; and (ii) Inspire promptly shall assign and surrender to InSite (A) the Regulatory Dossier in the Territory for all Subject Products and (B) all Third Party agreements that relate solely to the Subject Products and are necessary for the development, manufacture or commercialization of Subject Products in the Territory, provided that Inspire has the right to assign such agreements. Inspire promptly shall cease, and cause its Affiliates and sublicensees (subject to Section 10.5) promptly to cease, any sale of any Subject Product in the Territory. In addition, Inspire promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as InSite may reasonably request in order to give effect to or evidence the foregoing assignments.

(c) Upon termination of this Agreement in its entirety by Inspire pursuant to Sections 10.3 or 10.4, Inspire shall have a period of [***] months to continue to sell any Inspire Licensed Products in its or its Affiliate’s or sublicensee’s inventory (the “Wind-Down Period”), subject to the payment of royalties and other terms of this Agreement. After the Wind-Down Period, (i) all licenses granted to Inspire by InSite under this Agreement will terminate, and all rights therein will revert to InSite; and (ii) Inspire promptly shall assign and surrender to InSite (A) the Regulatory Dossier in the Territory for all Subject Products and (B) all Third Party agreements that relate solely to the Subject Products and are necessary for the development, manufacture or commercialization of Subject Products in the Territory, provided that Inspire has the right to assign such agreements. After the Wind-Down Period, Inspire shall promptly cease, and cause its Affiliates and sublicensees (subject to Section 10.5) promptly to cease, any sale of any Subject Product in the Territory. In addition, Inspire promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as InSite may reasonably request in order to give effect to or evidence the foregoing assignments.

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7 Effect of Partial Termination of Agreement.

(a) Termination of this Agreement with respect to a particular country pursuant to this Article 10 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination, or (iii) result in the termination or modification of any rights or obligations of a Party under the Agreement not involved in such termination.

(b) Upon termination of this Agreement with respect to a particular country by Inspire pursuant to Section 10.2 or by InSite pursuant to Section 10.3: (i) the licenses granted to Inspire by InSite under this Agreement solely with respect to such country will terminate, and all such rights will revert to InSite; and (ii) Inspire promptly shall assign and surrender to InSite (A) the Regulatory Dossier in such country for all Subject Products and (B) all Third Party agreements that relate solely to the Subject Products in such country and are necessary for the development, manufacture or commercialization of Subject Products in such country, provided that Inspire has the right to assign such agreements. Inspire promptly shall cease, and cause its Affiliates and sublicensees (subject to Section 10.5) promptly to cease, any sale of any Subject Product in such country. In addition, Inspire promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as InSite may reasonably request in order to give effect to or evidence the foregoing assignments.

(c) Upon termination of this Agreement with respect to a particular country by Inspire pursuant to Section 10.3, Inspire shall have a period of twelve (12) months to continue to sell Inspire Licensed Products in such country, subject to the payment of royalties and other terms of this Agreement. After such period, (i) the licenses granted to Inspire by InSite under this Agreement solely with respect to such country will terminate, and all such rights will revert to InSite; and (ii) Inspire promptly shall assign and surrender to InSite (A) the Regulatory Dossier in such country for all Subject Products and (B) all Third Party agreements that relate solely to the Subject Products in such country and are necessary for the development, manufacture or commercialization of Subject Products in such country, provided that Inspire has the right to assign such agreements. After such period, Inspire shall promptly cease, and cause its Affiliates and sublicensees (subject to Section 10.5) promptly to cease, any sale of any Subject Product in such country. In addition, Inspire promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as InSite may reasonably request in order to give effect to or evidence the foregoing assignments.

10.8 Inspire Remedy for Uncured Breach. In the event of an Uncured Breach by InSite, the Inspire Royalties with respect to all Inspire Licensed Products immediately shall be reduced by [***] of the amounts otherwise owed by Inspire under this Agreement until such time as InSite

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

has cured such Uncured Breach. For the avoidance of doubt, only one such reduction shall be in effect at any particular time during the Term. For the further avoidance of doubt, such reduction shall be cumulative with, and shall not limit the application of, any other reduction or offset to which Inspire is or may be entitled under this Agreement. In addition, the enumeration of the remedy set forth in this Section 10.8 is not intended to be to the exclusion of other applicable remedies, and it shall not preclude Inspire’s exercise of any other applicable rights or remedies under the Agreement or that may now or hereafter exist at law or in equity.

10.9 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by InSite to Inspire are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. InSite agrees during the Term of this Agreement to maintain and preserve any current copies of all such intellectual property that are in existence and in its possession as of the commencement of a case under Title 11 by or against InSite. If a case is commenced by or against InSite under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, InSite (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as Inspire may elect in a written request, immediately upon such request (a)(i) perform all of the obligations provided in this Agreement to be performed by InSite, or (ii) provide to Inspire copies of all such intellectual property (including all embodiments thereof) held by InSite and such successors and assigns as of the commencement of a case under Title 11 by or against InSite and from time to time thereafter, and (b) not interfere with the rights of Inspire as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of Inspire to obtain such intellectual property (or such embodiment) from any other entity.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1 Prosecution of InSite Licensed Patents. InSite shall have the obligation to diligently Prosecute the InSite Owned Patents, and, if and to the extent InSite is permitted to do so under the Pfizer Agreement, to diligently Prosecute the Pfizer Patent Rights (the Pfizer Patent Rights with respect to which InSite has such rights, if any, the “Pfizer Prosecution Patents”), in the Territory at no cost to Inspire. InSite and Inspire shall reasonably consult and cooperate with each other regarding the Prosecution of the AzaSite Patent Rights and the Pfizer Prosecution Patents with regard to matters affecting Subject Products.

11.2 Right to Consult. During the Term, InSite shall copy Inspire, or have Inspire copied, on all substantive documents relating to the AzaSite Patent Rights and the Pfizer Prosecution Patents received from or to be filed in any patent office in the Territory, within fifteen (15) days of receipt from the patent office and at least fifteen (15) days prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. Inspire may comment on the Prosecution of the AzaSite Patent Rights and the Pfizer Prosecution Patents with regard to matters affecting Subject Products and provide such comments to InSite’s patent counsel, and InSite shall cause its patent counsel to consider in good faith such comments from Inspire.

11.3 Abandonment of Prosecution by InSite. InSite shall notify Inspire in the event it for any reason elects to abandon the Prosecution of a particular patent application or maintenance of an issued patent within the AzaSite Patent Rights or the Pfizer Prosecution Patents in the Territory (other than in favor of a continuing application based on such parent application). Such notification shall specify the application to be abandoned or patent that will not longer be maintained by InSite and shall be given within a reasonable period (i.e., with sufficient time for Inspire to take action as may be necessary or desired) prior to the date on which such patent application(s) or patent(s) will lapse or go abandoned. With respect to any such patent application(s) or patent(s) that relate to Subject Products, Inspire shall then have the option with respect to the AzaSite Patent Rights, exercisable upon written notification to InSite, and InSite shall not interfere with any rights Inspire may have with respect to the Pfizer Prosecution Patents, to assume full responsibility, at Inspire’s discretion and at Inspire’s cost and expense, for Prosecution of the affected patent application(s) or maintenance of any of the affected patent(s) in such country or countries in the Territory; provided, however, that Inspire may offset any such costs and expenses against the Milestone Payment or Inspire Royalties or Minimum Royalties due to InSite.

11.4 Patent Term Extensions. Inspire shall have the right to request that InSite file all applications and take actions necessary to obtain patent extension pursuant to 35 U.S.C. § 156 or similar foreign statutes for the AzaSite Patent Rights in the Territory (to the extent affecting Subject Products), which extensions shall be owned by InSite. If InSite declines to pursue such patent extensions, then Inspire shall have the right (at Inspire’s cost and expense) on behalf of InSite to file all such applications and take all such actions necessary to obtain such patent extensions. InSite agrees to sign such further document and take such further actions (at Inspire’s cost and expense) as may be requested by Inspire in this regard. Inspire may offset any costs and expenses incurred by it under this Section 11.4 against the Milestone Payment or Inspire Royalties or Minimum Royalties due to InSite.

11.5 Third Party Infringement.

(a) Suits for Infringement of the InSite Licensed Patents or InSite Trademarks. If InSite or Inspire becomes aware of infringement of any patent included in the InSite Licensed Patents by a Third Party in the Territory, or any material instance of an actual or potential infringement of, or unfair competition by a Third Party affecting, any InSite Trademark used in connection with Inspire Licensed Products in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). Promptly after receipt of an Infringement Notice, the Parties shall discuss in good faith the infringement or unfair competition and appropriate actions that could be taken to cause it to cease. Upon Inspire’s request, InSite shall submit to Pfizer a writing approved by Inspire evidencing any infringement of the Pfizer Patent Rights and shall request that Pfizer assert the Pfizer Patent Rights to restrain such infringement. InSite shall keep Inspire informed with respect to any such proceeding as may be instituted by Pfizer. InSite shall have the right, but not be obligated, at its sole discretion, on its own behalf, to institute, prosecute and control any action or proceeding to restrain infringement of any InSite Owned Patents or to abate infringement or unfair competition with respect to any InSite Trademarks. In addition, if and to the extent InSite is permitted to do so under the Pfizer Agreement, InSite shall, upon Inspire’s request, institute and diligently prosecute an action or proceeding to restrain infringement of any Pfizer Patent Rights. Inspire shall provide all reasonable cooperation required to prosecute such litigation. InSite shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that (i) InSite shall keep Inspire informed and consult with Inspire with respect to any such proceeding and (ii) InSite shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Inspire, which consent shall not be unreasonably withheld.

(b) Step-in Right for Inspire. If, prior to the expiration of three (3) months from said Infringement Notice, (i) (A) InSite has not obtained a discontinuance of an alleged infringement of the InSite Owned Patents or an alleged infringement or unfair competition with respect to any InSite Trademarks by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement or unfair competition, or (B) if InSite shall notify Inspire at any time prior thereto of its intention not to bring suit against an alleged infringer and (ii) such infringement or unfair competition is not de minimis and is adverse to an Inspire Licensed Product in the Field in the Territory, then Inspire shall have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement or unfair competition. In addition, if InSite is permitted to institute and prosecute an action or proceeding to restrain infringement of any Pfizer Patent Rights, and InSite does not diligently do so within ten (10) days of Inspire’s request therefor, then Inspire shall, subject to any rights of Pfizer with respect to the Pfizer Patent Rights, have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement. InSite agrees to be joined as a party plaintiff if necessary to prosecute any such action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute any such litigation. InSite shall have the right to join any such action, using counsel of its own choosing and at its own expense. Inspire shall have sole control of any such suit and all negotiations for its settlement or compromise; provided, however, that (i) Inspire shall keep InSite informed and consult with InSite with respect to any such proceeding and (ii) Inspire shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of InSite, which consent shall not be unreasonably withheld.

(c) Costs and Recoveries from Infringement Action. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 11.5 including, without limitation, the fees and expenses of that Party’s counsel. Any recovery obtained by any Party as a result of any proceeding described in this Section 11.5, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder of the recovery shall be shared equally.

(d) Declaratory Actions and Counterclaims Against Inspire or InSite. In the event that an action alleging invalidity or non-infringement of any of the InSite Owned Patents shall be brought against InSite or Inspire, InSite, at its sole discretion, shall have the right, but not be obligated, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If InSite shall determine not to exercise this right, Inspire may take over or remain as lead counsel for the action at Inspire’s sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 11.5(c).

11.6 Infringement of Third Party Rights.

(a) Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale or sale of an Inspire Licensed Product in the Field in the Territory during the Term, Inspire shall promptly notify InSite of such claim and the Parties shall discuss in good faith such infringement and determine the best course of action. If the Parties cannot agree on the best course of action after such good faith discussions and Inspire in good faith believes that the claim is significant and adverse to the manufacture, use, offer for sale or sale of an Inspire Licensed Product in the Field in the Territory during the Term, then Inspire may proceed with what it deems to be the best course of action in its good faith judgment under the terms of this provision (either this course of action or the agreed upon course of action will be referred to herein as “Course of Action”). Except for any such claims for which InSite is obligated to indemnify Inspire under Section 9.2, Inspire shall have the right, but not be obligated, at its sole discretion, on its own behalf, to pursue any Course of Action. InSite agrees to be joined as a party if necessary to pursue any Course of Action and shall provide all reasonable cooperation, including any necessary use of its name, required for such Course of Action. Inspire shall have sole control of any such Course of Action, including without limitation any associated settlement or compromise; provided, however, that (i) Inspire shall keep InSite informed and consult with InSite with respect to any such Course of Action and (ii) Inspire shall not settle or compromise any such action or proceeding or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of InSite, which consent shall not be unreasonably withheld.

(b) Step-in Right for InSite. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, Inspire has not elected to pursue any Course of Action, or if Inspire shall notify InSite at any time prior thereto of its intention not to pursue any Course of Action, then InSite shall have the right, but not be obligated, to defend and control such action or proceeding. Inspire shall provide all reasonable cooperation required to defend such claim, including any necessary use of its name. InSite shall have sole control of any such defense and all negotiations for its settlement or compromise; provided, however, that (i) InSite shall keep Inspire informed and consult with Inspire with respect to any such Course of Action and (ii) InSite shall not settle or compromise any such suit or enter into any agreement or consent order for the settlement or compromise thereof without the prior written consent of Inspire, which consent shall not be unreasonably withheld.

(c) Costs and Expenses from Defending an Infringement Action. Inspire may offset its out-of-pocket costs, losses and expenses incurred in connection with any Course of Action described in this Section 11.6, including without limitation, the fees and expenses of counsel, against any Inspire Royalties or Minimum Royalties or the Milestone Payment due under this Agreement. Offsets for such costs and expenses may be applied in any calendar quarter or several calendar quarters until the application of such costs and expenses in their entirety.

ARTICLE 12

MISCELLANEOUS

12.1 Consideration. The Parties acknowledge that each of the licenses and rights granted by InSite in Article 2 and each of the provisions of this Agreement for efforts or assistance by InSite and access to InSite Intellectual Property and Pfizer Patent Rights, individually and collectively, constitute good, valuable, and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of Inspire and its Affiliates and sublicensees; and the Parties further acknowledge that the individual and collective rights under and access to InSite Licensed Patents, InSite Trademarks, InSite Know-How, and InSite Formulation Know-How renders the way in which those fees and payments hereunder are determined, and their duration, appropriate and desirable as a matter of convenience.

12.2 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required in connection with (a) assignment or transfer to an Affiliate of the Party; (b) a merger, consolidation or reorganization of the Party, (c) a sale or transfer of all or substantially all of the voting stock, or all or substantially all of the assets, of the Party, or (d) a sale or transfer by the Party of all or substantially all of the assets of the Party with respect to its program related to Subject Products. Notwithstanding the foregoing, any such assignment or transfer to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Agreement shall be void.

12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 Notices. Notices to InSite shall be addressed to:

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
Attention: Chief Executive Officer
Facsimile No.: 510-865-5700

With a copy to:	O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Tim Curry, Esq.
Facsimile No.: 650-473-2601

Notices to Inspire shall be addressed to:

Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attention: General Counsel
Facsimile No.: 919-941-9797

With a copy to:	Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Christopher Capel
Facsimile No.: 919-821-6800

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent via a reputable overnight courier service, or (ii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be the actual date of receipt by the Party receiving the same.

12.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

12.6 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

12.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9 Governing Law; Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provisions thereof. Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is an Inspire Licensed Product, the matter shall be referred first to the officers of InSite and Inspire having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of InSite and Inspire, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree.

12.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall use reasonable efforts to substitute, by mutual written consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.11 Entire Agreement of the Parties. This Agreement hereby, together with the Trademark License Agreement and the Schedules and Exhibits hereto and thereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.

12.12 Independent Parties. The relationship between the Parties created by this Agreement is one of independent contractors and is not a joint venture, partnership or any similar arrangement. Neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

12.13 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement. Without limiting the foregoing, the obligations and rights set forth in Sections 2.1(e), 5.7, 6.2, 10.5, 10.6, and Articles 1 (to the extent required to enforce other surviving rights or obligations), 8, 9 and 12 hereof shall survive the termination or expiration of this Agreement.

12.14 Certain Remedies. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement (other than provisions involving the payment of money) are not performed by a Party in accordance with their specific terms, and that any breach of, or failure to perform or comply with, this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled at law or in equity, it shall be entitled to enforce any provision of this Agreement (other than provisions involving the payment of money) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.15 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that shall have incurred the same and the other Party shall have no liability relating thereto.

12.16 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.17 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

INSITE VISION INCORPORATED

By:	/s/ S. Kumar Chandrasekaran
Name:	S. Kumar Chandrasekaran
Title:	CEO

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Christy L. Shaffer
Name:	Christy L. Shaffer
Title:	President & CEO

SIGNATURE PAGE TO LICENSE AGREEMENT

Schedule 1

InSite Licensed Patents

DuraSite Patent Rights:

[***]

AzaSite Patent Rights:

U.S. Patent Nos. 6,239,113; 6,569,443, 7056,893

[***]

Columbia Patent Rights:

[***]

Container Patent Rights:

[***]

Pfizer Patent Rights:

U.S. Patent No. 6,861,411

[***]

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.24

InSite Trademarks

Trademarks

U.S.:

DuraSite

DuraSite® US Trademark Number: 1769077

AzaSite

AzaSite™ US Trademark Application Number: 78/426,374

Canada:

DuraSite

DuraSite® Canadian Registration Number 432299

AzaSite

AzaSite™ Canadian Trademark Application Number 1325128

Domain Name

www.AzaSite.com

Schedule 2.3(b)

AzaSite Trademark Assignment Agreement

(See attached document)

ASSIGNMENT OF TRADEMARKS

This ASSIGNMENT OF TRADEMARKS (this “Assignment”) is dated and made as of                     , 2007, by and between InSite Vision Incorporated, a Delaware corporation (“Assignor”), and Inspire Pharmaceuticals, Inc., a Delaware corporation (“Assignee”).

RECITAL

Assignee and Assignor are parties to a License Agreement dated as of February 15, 2007. In accordance therewith, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of Assignor’s right, title and interest in, to and under Assignor’s registered and unregistered trademarks with respect to AzaSite [AzaSite Plus to be added as applicable] in the United States of America, and the territories and possessions thereof, and all registrations and registration applications associated therewith, including without limitation any and all of the foregoing listed on Schedule A annexed hereto and incorporated herein by reference (all of the foregoing being referred to herein as the “Marks”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby irrevocably and unconditionally transfer and assign to Assignee, and Assignee does hereby accept such transfer and assignment, all of Assignor’s right, title and interest in, to, and under (i) the Marks, together with the goodwill associated therewith and which is symbolized thereby, and any and all renewals and extensions thereof that may hereafter be secured, now or hereafter in effect, and (ii) all claims and causes of action for damages and other relief by Assignor by reason of all past and future infringements, dilutions, and other violations of any and all rights under such Marks along with Assignor’s right to sue under such claims and to collect and enjoy damages, benefits, and other remedies resulting therefrom, all the foregoing to be held and enjoyed by Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made.

Assignor agrees to assist Assignee by executing such other instruments and taking such other actions as requested by Assignee to vest sole and exclusive ownership of the Marks in Assignee’s name and to otherwise give full effect to the rights granted to Assignee hereunder.

Assignor hereby authorizes and requests the Director of the U.S. Patent and Trademark Office, and the similar authorities in all trademark, intellectual property, or other offices where any of the registration applications included in the Marks have been or may be filed, to issue any registrations arising from said applications to Assignee for its sole use and advantage; and for the use and advantage of its legal representatives and assigns, to the full end of the term, and any extensions thereof, for which such registrations may be granted, as fully and entirely as the same would have been held by Assignor had this Assignment not been made.

Assignor hereby authorizes Assignee to file this Assignment and any other documents relating thereto with the U.S. Patent and Trademark Office and the trademark, intellectual property, or other offices where any registrations or registration applications for Marks have been or may be filed or issued for purposes of having the Assignment recorded therein and to place sole and exclusive right, title, and interest in and to such Marks in the name of Assignee.

This Assignment is effective as of                     , 2007.

Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provisions thereof.

IN WITNESS WHEREOF, each party has caused its duly authorized officer to execute this Assignment as of the date set forth below.

InSite Vision Incorporated

By:
Name:
Title:

Inspire Pharmaceuticals, Inc.

By:
Name:
Title:

SCHEDULE A

AzaSite

AzaSite™ US Trademark Application Number: 78/426,374

[AzaSite Plus to be added as applicable.]

Schedule 3.1(a)

Final Audited Study Reports

[***]

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.1(c)

Data and Information Related to AzaSite

All data supplied in NDA-50-810 and Amendments to 50-810 which has been supplied to Inspire

Schedule 4.3

Wire Transfer Instructions for Redemption Amount

Bank:	[***]
ABA #:	[***]
Credit Account #:	[***]
Acct Name:	[***]
Reference:	[***]
Attn:	[***]

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.3(a)

Minimum Royalties

Minimum Royalty Period	Required Minimum Royalty for Period (US$)
First Minimum Royalty Period:	[***]

Second Minimum Royalty Period:	[***]

Third Minimum Royalty Period:	[***]

Fourth Minimum Royalty Period:	[***]

Fifth Minimum Royalty Period:	[***]

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.5

Wire Transfer Instructions

Bank:	[***]
ABA #:	[***]
Credit Account #:	[***]
Acct Name:	[***]
Attn:	[***]

*Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.3

Scientific Publications

Abstracts and Articles:

1.	Ocular Bioavailability and Systemic Levels of an Ophthalmic Formulation of Azithromycin, ISV-401. E.C. Si, L.M. Bowman, S.D. Roy. Invest Ophthalmol Vis Sci. 2003. E—Abstract 1461. Presented at: The Association for Research in Vision and Ophthalmology, Monday, May 5, 2003.

2.	A Randomized Trial Assessing Microbial Eradication and Clinical Efficacy of 1% Azithromycin Ophthalmic Solution vs. Tobramycin in Pediatric and Adult Subjects with Bacterial Conjunctivitis. M. B. Abelson, E. E. Protzko, A. M. Shapiro, AzaSite Clinical Study Group. Invest Ophthalmol Vis Sci. 2006. E—Abstract 3589. Presented at: The Association for Research in Vision and Ophthalmology, Wednesday, May 3, 2006.

3.	A Randomized Trial Assessing Safety and Tolerability of 1% Azithromycin Ophthalmic Solution vs. Tobramycin in Pediatric and Adult Subjects with Bacterial Conjunctivitis. E. E. Protzko, M.B. Abelson, A.M. Shapiro, AzaSite Clinical Study Group. Invest Ophthalmol Vis Sci. 2006. E—Abstract 4958 Presented at: The Association for Research in Vision and Ophthalmology, Thursday, May 4, 2006.

4.	Safety and Tolerability of Azithromycin 1% Eye Drops as Anti-infective Therapy for Bacterial Conjunctivitis. W. Heller, M.B. Abelson, A.M. Shapiro, The AzaSite Clinical Study Group. Presented at: The Annual Meeting of the American Academy of Ophthalmology, November 11-14, 2006.

5.	Efficacy of Azithromycin 1% Eye Drops vs. Vehicle as First-Line Therapy for Bacterial Conjunctivitis. M.B. Abelson, A.M. Shapiro, W. Heller, The AzaSite Clinical Study Group. Presented at: The Annual Meeting of the American Academy of Ophthalmology, November 11-14, 2006.

6.

DuraSite as a Drug Delivery Platform. M.H. Friedlaender, L. Bowman, E. Si Presented at: The Annual Meeting of the Association for Ocular Pharmacology and Therapeutics 8th Scientific Meeting, February 9-11, 2007.

7.	Frequent Dosing with Topical 1% Azithromycin is Effective in Reducing Azithromycin-Resistant Pseudomonas aeruginosa Colony Counts in a NZW Rabbit Model. K.A. Yates, E.G. Romanowski, R.P. Kowalski, F.S. Mah, Y.J. Gordon. Accepted at: The Association for Research in Vision and Ophthalmology 2007.

8.	Development of a Commercial Eye Drop Formulation of Azithromycin. L.M. Bowman, E. Si, J. Pang, M. Friedlaender Accepted at: The Association for Research in Vision and Ophthalmology 2007.

9.	Phase 3 Safety Comparisons for 1.0% Azithromycin in a Polymeric Mucoadhesive Eyedrop vs. 0.3% Tobramycin Eyedrops for Bacterial Conjunctivitis. Protzko E., Bowman L., Shapiro A., Abelson M.B. and AzaSite Study Group. Invest Ophthalmol Vis Sci. in press.

10.	“Study results promising: Antibiotic product treats bacterial conjunctivitis effectively” Ophthalmology Times, Nov 2002: Advanstar Communications. Article Link.

11.	Groves N, Abelson MB “Antibiotic combats acute bacterial conjunctivitis” Ophthalmology Times April 2003: Advanstar Communications. Article Link.

12.	“Patent covers all azalide use for ocular infections” Ophthalmology Times, May 2003: Advanstar Communications. Article Link

13.	Abelson M.B. Chapin M., Plumer A. “Ophthalmic drugs: What’s in the pipeline?” Ophthalmology Times, May 2005: Advanstar Communications. Article Link

14.	Lines L., Abelson M.B. “The Ophthalmic Pharmaceutical Pipeline Expands” Ophthalmology Times, Jul 2006: Advanstar Communications. Article Link

15.	Guttman C. “Long-acting azithromycin safe, effective in treating bacterial conjunctivitis.” Ophthalmology Times, Jul 2006: M.B. Abelson (editor) Advanstar Communications. Article Link

16.	Donnenfeld E. “Azithromycin with DuraSite offers stability, increased corneal contact.” Ocular Surgery News, November 2006: vol. 24 issue 22. Slack Incorporated.

17.	Abelson M.B. “Pearls from ARVO—allergies, AMD and therapeutics” Eye World August 2006: Lisa Lines (Editor). ASCRS Ophthalmic Services Corp. Article Link.

18.	Realini T. “New Topical Broad Spectrum Antibiotic on the Horizon: Phase 3 Trial of Azithromycin Yields Promising Results.” Eye World, February 2007: Vol. 12;2:20-21 A. Shapiro and W.H. Heller (editors) : ASCRS Ophthalmic Services Corp. Current Issue Main Page

Submitted Chapters and Manuscripts:

19.	Donnenfeld E., Friedlaender M.H. “Azithromycin in Ophthalmology: A New Therapy” in Clinical Applications of Antibiotics and Antiinflammatory Drugs in Ophthalmology A. Garg, E. Donnenfeld, J. Shepard, M. Friedlaender (Editors). M/S Jaypee Brothers Medical Publisher Pvt. Ltd, New Delhi, Publishers. 2007

20.	Friedlaender M.H., Protzko E. 1% Azithromycin in DuraSite: Clinical Development of Topical Azalide Anti-Infective for Ocular Surface Therapy. Clinical Ophthalmology. 2007.

21.	A Randomized Trial Assessing the Clinical Efficacy and Microbial Eradication of 1% Azithromycin Ophthalmic Solution vs. Tobramycin in Adult and Pediatric Subjects with Bacterial Conjunctivitis Abelson M.B., Bowman L., Shapiro A., Protzko E. and AzaSite Study Group. Clinical Ophthalmology

Manuscripts in Progress

22.	Abelson M.B., Bowman L., Shapiro A., Heller W.H. and AzaSite Study Group “Efficacy and Safety of Topical 1% Azithromycin in DuraSite vs. Vehicle for Bacterial Conjunctivitis”